UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Automatic Data Processing, Inc.

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AUTOMATIC DATA PROCESSING, INC.

One ADP Boulevard • Roseland, New Jersey 07068

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

PLEASE TAKE NOTICE that the 2006 Annual Meeting of Stockholders of AUTOMATIC DATA PROCESSING, INC. (the “Company”) will be held at 10:00 a.m., Tuesday, November 14, 2006 at the Company’s corporate headquarters, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY, for the following purposes:

1.	To elect a Board of Directors (Proposal 1);
2.	To approve the Company’s Amended and Restated Executive Incentive Compensation Plan (Proposal 2);
3.

To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as the Company’s independent certified public accountants for the fiscal year that began on July 1, 2006 (Proposal 3); and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only the holders of record of Common Stock at the close of business on September 15, 2006 (the “Record Date”) are entitled to vote at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date.

To gain admission to the Annual Meeting of Stockholders, you will need to show that you are a stockholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting of Stockholders, please retain and bring the top portion of the proxy card as your admission ticket. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement. All stockholders will be required to show valid picture identification. If you do not have valid picture identification and either an admission ticket or proof that you own Company stock, you will not be admitted to the Annual Meeting of Stockholders. Packages and bags will be inspected and they may have to be checked, among other security measures that may be used for the security of those attending the Annual Meeting of Stockholders. Please arrive early enough to allow yourself adequate time to clear security.

By order of the Board of Directors

James B. Benson

  Secretary

September 27, 2006

Roseland, New Jersey

The presence in person and/or the representation by proxy of the holders of record of a majority of the issued and outstanding shares of stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum. Accordingly, if you do not expect to be present at the meeting, you may vote your shares of stock by phone, the Internet or by executing the accompanying proxy and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

AUTOMATIC DATA PROCESSING, INC.

One ADP Boulevard • Roseland, New Jersey 07068

TO BE HELD ON NOVEMBER 14, 2006

SOLICITATION AND REVOCATION OF PROXY

The accompanying proxy is being solicited by the Board of Directors of the Company for use at the forthcoming Annual Meeting of Stockholders. Each stockholder giving such a proxy has the power to revoke the same at any time before it is voted by so notifying the Secretary of the Company in writing. All expenses in connection with the solicitation will be borne by the Company. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about September 27, 2006.

The Company has one class of securities outstanding and entitled to vote at the Annual Meeting of Stockholders, its common stock, par value $.10 per share (“Common Stock”). At the close of business on September 15, 2006, the record date for determining stockholders entitled to notice of and to vote at the meeting, the Company had 552,390,550 issued and outstanding shares of Common Stock (excluding 86,312,119 treasury shares not entitled to vote). Each outstanding share of Common Stock is entitled to one vote with respect to each matter to be voted on at the meeting.

The representation in person or by proxy of a majority of the issued and outstanding shares of stock entitled to vote at the meeting shall constitute a quorum at the Annual Meeting of Stockholders. Under the Company’s Amended and Restated Certificate of Incorporation and By-Laws and under Delaware law, abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to elect a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation that the Company does not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to (i) approve the Company’s Amended and Restated Executive Incentive Compensation Plan and (ii) ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent certified public accountants. With respect to the proposal to elect directors, votes may be cast in favor of all nominees, withheld from all nominees or withheld from specifically identified nominees. Votes that are withheld will have the effect of a negative vote, provided that if the number of nominees exceeds the number of directors to be elected, votes that are withheld will be excluded entirely from the vote and will have no effect. With respect to the proposals to approve the Company’s Amended and Restated Executive Incentive Compensation Plan and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent certified public accountants, votes may be cast in favor of or against the proposal, or a stockholder may abstain from voting on the proposal. Abstentions will have the effect of a negative vote. Under applicable Delaware law, a non-vote will have no effect on the outcome of any of the matters referred to in this Proxy Statement. Under the rules of the New York Stock Exchange, brokers (other than ADP Clearing & Outsourcing Services, Inc.) that do not receive voting instructions from their stockholders are entitled to vote on the election of directors and ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent certified public accountants, but not on the proposal to approve the Company’s Amended and Restated Executive Incentive Compensation Plan. If the Company and ADP Clearing & Outsourcing Services, Inc. do not receive voting instructions from a stockholder, and other brokers are entitled to vote on a proposal, the Company and ADP Clearing & Outsourcing Services, Inc. are also entitled to vote such shares of Common Stock, but only in the same proportion as the shares represented by votes cast by all other record holders with respect to such proposal.

The Company’s Board of Directors has adopted a policy whereby stockholders’ proxies are received by the Company’s independent tabulators and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential from the Company’s management and directors, except as necessary to meet legal requirements in cases where stockholders request disclosure or in a contested election.

PROPOSAL 1

ELECTION OF DIRECTORS

Properly executed proxies will be voted as marked and, if not marked, will be voted in favor of the election of the persons named below (each of whom is now a director) as directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. If any nominee does not remain a candidate at the time of the meeting (a situation that management does not anticipate), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substitute nominees designated by the Board of Directors.

Name	Age	Served as a Director Continuously Since	Principal Occupation
Gregory D. Brenneman	44	2001	Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm (1)
Leslie A. Brun	54	2003	Chairman and Chief Executive Officer of SAAR GROUP, LLC, a private equity firm (2)
Gary C. Butler	59	1996	Chief Executive Officer and President of the Company (3)
Leon G. Cooperman	63	1991	Chairman and Chief Executive Officer of Omega Advisors, Inc., an investment partnership (4)
R. Glenn Hubbard	48	2004	Dean of Columbia University’s Graduate School of Business (5)
John P. Jones	55	2005	Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc.(6)
Ann Dibble Jordan	72	1993	Consultant (7)
Frederic V. Malek	69	1978	Chairman of Thayer Capital Partners, a merchant banking firm (8)
Henry Taub	79	1961	Honorary Chairman (9)
Arthur F. Weinbach	63	1989	Chairman of the Board (10)

(1)

Mr. Brenneman has been Chairman and Chief Executive Officer of TurnWorks, Inc. since April 2006, from October 2002 to July 2004 and also from May 2001 to June 2002. He was Chief Executive Officer of Burger King Corporation from July 2004 to April 2006. He was President and Chief Executive Officer of PwC Consulting from June 2002 to October 2002, and was the President and Chief Operating Officer of Continental Airlines, Inc. from May 1995 to May 2001. Mr. Brenneman is also a director of The Home Depot, Inc. and Burger King Corporation.

(2)

Mr. Brun is Chairman and Chief Executive Officer of SARR GROUP, LLC. He is also the founder and Chairman Emeritus of Hamilton Lane. From 1991 until 2005 he was the Chairman of Hamilton Lane. He is also a director of Episcopal Academy and a trustee of the University of Buffalo Foundation.

(3)

Mr. Butler became Chief Executive Officer and President of the Company on August 31, 2006. He was President and Chief Operating Officer of the Company from April 1998 to August 31, 2006. He is also a director of Liberty Mutual Group and CIT Group Inc.

(4)	Mr. Cooperman has been Chairman and Chief Executive Officer of Omega Advisors, Inc. since 1991.
(5)

Mr. Hubbard was named the Dean of Columbia University’s Graduate School of Business in 2004 and has been the Russell L. Carson Professor of Finance and Economics since 1994. From February 2001 until March 2003 he was Chairman of the U.S. Council of Economic Advisors. He is also a director of H.R. Donnelly Corporation, Duke Realty Corporation and KKR Financial Corporation.

(6)	Mr. Jones has been Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. since December 2000. He is also a director of Sunoco, Inc.
(7)

Ms. Jordan is the former Director, Social Services Department, Chicago Lying-In Hospital, University of Chicago Medical Center, a position she assumed in 1970. She is also a director of Johnson & Johnson Corporation and Citigroup Inc.

(8)	Mr. Malek has been Chairman of Thayer Capital Partners since 1992. He is also a director of CB Richard Ellis Services, Inc. and Northwest Airlines Corporation.
(9)	Mr. Taub has been Honorary Chairman of the Company’s Board of Directors since 1986.

(10)

Mr. Weinbach has been Chairman of the Board of the Company since September 2006. Mr. Weinbach was Chairman of the Board and Chief Executive Officer of the Company between April 1998 and August 2006. He is also a director of First Data Corporation and Schering Plough Corp.

Stockholder Approval Required

At the 2006 Annual Meeting of Stockholders, directors shall be elected by the affirmative vote of the holders of a majority of the shares represented in person or by proxy, provided that if the number of nominees exceeds the number of directors to be elected (a situation that the Company does not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Corporate Governance

During fiscal year 2006, the Board of Directors held five meetings. All directors attended at least 75%, in the aggregate, of the meetings of the Board of Directors and the committees of which they were members.

The Board of Directors’ categorical standards of director independence are attached as Appendix A to this Proxy Statement. Directors who meet these standards are considered to be “independent.” Messrs. Brenneman, Brun, Cooperman, Hubbard, Jones, Malek and Ms. Jordan meet these standards and are, therefore, considered to be independent directors. Messrs. Butler, Taub and Weinbach do not meet these standards and are, therefore, not considered to be independent directors. Based on the foregoing categorical standards, all current members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent.

The table below provides membership and meeting information for each of the committees of the Board of Directors.

Name	Audit	Compensation	Nominating/Corporate Governance
Gregory D. Brenneman	X(FE)	X(C)
Leslie A. Brun		X	X(C)
Gary C. Butler
Leon G. Cooperman	X(C) (FE)		X
R. Glenn Hubbard	X(FE)		X
John P. Jones		X
Ann Dibble Jordan	X		X
Frederic V. Malek		X	X
Henry Taub
Arthur F. Weinbach
Meetings held in fiscal 2006	5	5	3

(C)	Chairperson of the committee.
(FE)	Audit Committee financial expert.

The Audit Committee acts under a written charter (the “Audit Committee Charter”), which is required to be provided to stockholders every three fiscal years, unless amended earlier. The Audit Committee Charter is attached as Appendix B to this Proxy Statement and may also be viewed online on the Company’s website at www.adp.com under “Governance” in the “About ADP” section. The members of the Audit Committee satisfy the independence requirements of the New York Stock Exchange (NYSE) rules currently in effect. The principal functions of the Audit Committee are to:

(i)

assist the Board of Directors in fulfilling its oversight responsibilities with respect to (a) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethical behavior, (b) the Company’s auditing, accounting and financial reporting processes generally, (c) the Company’s financial statements and other financial information provided by the Company to its stockholders, the public and others, (d) the Company’s compliance with legal and regulatory requirements and (e) the performance of the Company’s corporate audit department and independent auditors;

(ii)

appoint, compensate, retain and oversee the work of any accounting firm engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attestation services for the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting);

(iii)

review in advance and pre-approve all services to be provided by the independent auditors, as permitted by applicable rules and regulations and the Auditor Independence Policy (which is discussed in further detail below under “Independent Registered Public Accounting Firms’ Fees”), and in connection therewith to approve all fees and other terms of engagement;

(iv)

review and approve disclosures required to be included in the Securities and Exchange Commission (the “SEC”) periodic reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(v)	review the performance of the internal auditors and the independent auditors on at least an annual basis.

The Compensation Committee acts under a written charter, which may be viewed online on the Company’s website at www.adp.com under “Governance” in the “About ADP” section. The principal function of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities in respect of compensation of the Company’s executive officers by:

(i)	evaluating the Chief Executive Officer’s performance and setting the Chief Executive Officer’s compensation based on such evaluation; and
(ii)	developing guidelines and reviewing the compensation and performance of officers of the Company and other Company associates.

The Compensation Committee also develops plans for managerial succession.

The Nominating/Corporate Governance Committee acts under a written charter, which may be viewed online on the Company’s website at www.adp.com under “Governance” in the “About ADP” section. The members of the Nominating/Corporate Governance Committee satisfy the independence requirements of the NYSE rules currently in effect. The principal functions of the Nominating/Corporate Governance Committee are to:

(i)	develop policies on the size and composition of the Board of Directors;
(ii)	identify individuals qualified to become members of the Board of Directors and review candidates for Board membership;
(iii)	recommend a slate of nominees to the Board of Directors annually;
(iv)	ensure that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board of Directors have the benefit of qualified and experienced independent directors;
(v)

review and reassess the adequacy of the Board of Directors’ corporate governance principles (which principles may be viewed online on the Company’s website at www.adp.com under “Governance” in the “About ADP” section) and recommend changes to such principles as appropriate; and

(vi)	advise the full Board of Directors on corporate governance matters.

When the Board of Directors decides to recruit a new member it seeks strong candidates who, ideally, meet all of its categorical standards of director independence, and who are, preferably, senior executives of large companies who have significant technology, international or marketing backgrounds directly related to the Company’s technologies, markets and/or clients. The Board of Directors will consider any such strong candidate provided he or she possesses the following personal characteristics: (i) business community respect for his or her integrity, ethics, principles, insights and analytical ability; and (ii) ability and initiative to frame insightful questions, speak out and challenge questionable assumptions and disagree without being disagreeable. If the Committee does not believe that a candidate possesses the above personal characteristics, that candidate will not be considered. The Committee will also consider director candidates recommended by the stockholders. Stockholders who wish the Nominating/Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Nominating/Corporate Governance Committee in care of the Secretary of the Company at the Company’s principal executive offices. Candidates recommended by the stockholders will be considered using the same process and evaluation criteria as set forth above for proposed new members recruited by the Board of Directors.

During fiscal year 2006, all non-employee directors were paid an annual retainer of $65,000, which was paid in the form of restricted stock units of Common Stock pursuant to the Company’s 2003 Director Stock Plan, plus $2,000 in cash for each Board of Directors meeting attended. In addition, non-employee directors were paid $1,500 in cash for each committee meeting attended. Further, the chairperson of the Audit Committee was paid an additional annual retainer of $10,000 in cash and the chairperson of each of the Compensation Committee, Nominating/Corporate Governance Committee and Executive Committee (which was dissolved on August 10, 2006), was paid an additional annual retainer of $5,000 in cash.

During fiscal year 2006, the non-employee directors were entitled to participate in the 2000 Stock Option Plan (the “2000 Stock Option Plan”). Under the 2000 Stock Option Plan, upon initial election to the Board of Directors, a non-employee director will receive a grant of options to purchase 5,000 shares of Common Stock. Thereafter, a non-employee director will receive an annual grant of options to purchase 5,000 shares of Common Stock. All options are granted at the fair market value of the Common Stock, determined on the basis of the closing price of the Common Stock in consolidated trading on the date of grant, as reported in The Wall Street Journal. All options granted under the 2000 Stock Option Plan have a term of ten years. In fiscal year 2006, options to purchase 5,000 shares of Common Stock were granted to each non-employee director at an exercise price of $46.465 per share under the 2000 Stock Option Plan. Twenty percent of the options granted under the 2000 Stock Option Plan become exercisable on the first anniversary of the date such options were granted, and twenty percent become exercisable on each successive anniversary date thereafter until all such options become exercisable, provided that options become exercisable only if the director is then still serving in such capacity, unless certain specified events occur, such as the death or disability of a director, in which case the options shall immediately vest and become fully exercisable.

Any person who became a non-employee director after August 13, 1997 will not be eligible to receive a pension from the Company. A non-employee director (who was a director on August 13, 1997) who retires after 20 years of service in such capacity and having attained the age of 70 will receive a pension of $25,000 per year for the remainder of his or her life. If such non-employee director retires after having attained the age of 65 with 15 years of service, he or she will receive a pension of $12,500 per year.

The mandatory retirement age for directors is 72, except as noted below. The Board of Directors may, upon the recommendation of the Nominating/Corporate Governance Committee made annually, waive the mandatory retirement age requirement for any director, except persons who first became directors after May 14, 2002. The Board of Directors waived the mandatory retirement age requirement for Mr. Taub and Ms. Jordan based on their contributions to and involvement in the Board of Directors so that they may be nominated at this Annual Meeting of Stockholders to serve as directors for the upcoming year. The then oldest member of the Board of Directors shall automatically retire at the Company’s 2007 Annual Meeting of Stockholders. This “then oldest director” automatic retirement process shall continue until there are no directors over the age of 72, provided that if a director who is not the oldest board member decides to retire or resign from the Board of Directors during any year, then in order to ensure overall board continuity, the “then oldest director” automatic retirement policy will be suspended for that year only. Thereafter, all directors will automatically retire from the Board of Directors at the Company’s Annual Meeting of Stockholders following the date he or she turns 72. This “then oldest director” automatic retirement procedure portion of the Board of Directors’ retirement policy does not apply to Henry Taub, the Company’s founder. Management directors who are no longer officers of the Company are required to resign from the Board of Directors. However, the Company’s Chief Executive Officer may, provided the Board of Directors approves, continue to serve as a director following the date he or she ceases to be the Company’s Chief Executive Officer until the next annual meeting of stockholders and, if re-elected at such meeting, for an additional one year thereafter.

Executive sessions of the non-management directors are held during each Board of Directors and committee meeting. The Company has adopted a procedure by which the presiding director at such executive sessions of the Board of Directors shall change each meeting and shall rotate, consecutively, among the independent chairpersons of the Audit, Compensation and Nominating/Corporate Governance Committees.

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of August 31, 2006 with respect to the beneficial ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each of the named executive officers of the Company named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group (including the named individuals) and (iv) all stockholders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock. Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned. The address of each person named is P.O. Box 34, Roseland, New Jersey, 07068, unless otherwise noted.

Name	Shares of Common Stock Beneficially Owned (1)	Percent
Gregory D. Brenneman	31,025	*
Leslie A. Brun	28,025	*
Gary C. Butler	1,081,449	*
Leon G. Cooperman (2)	105,008	*
Richard J. Daly	316,444	*
John Hogan	235,894	*
R. Glenn Hubbard	10,281	*
John P. Jones	3,161	*
Ann Dibble Jordan	41,425	*
Frederic V. Malek (3)	39,025	*
S. Michael Martone	280,470	*
Henry Taub (4)	5,363,349	*
Arthur F. Weinbach (5)	2,382,450	*
Capital Research and Management Company (6)	39,880,000	7.1956%
Directors and executive officers as a group (22 persons, including those directors and executive officers named above) (7)	11,458,235	2.0674%

* Indicates less than one percent.

(1)

Includes shares that may be acquired upon the exercise of options granted by the Company that are exercisable on or prior to October 30, 2006. The shares beneficially owned include: (i) the following shares subject to such options granted to the directors and executive officers indicated: 27,000 (Mr. Brenneman), 22,000 (Mr. Brun), 681,899 (Mr. Butler), 35,500 (Mr. Cooperman), 223,164 (Mr. Daly), 180,364 (Mr. Hogan), 6,000 (Mr. Hubbard), 1,000 (Mr. Jones), 37,000 (Ms. Jordan), 27,000 (Mr. Malek), 155,534 (Mr. Martone) and 1,737,123 (Mr. Weinbach); and (ii) 4,268,584 shares subject to such options granted to the directors and executive officers as a group.

(2)

Includes 30,483 shares, representing the gain resulting from the exercise of an option to purchase 38,000 shares of Common Stock on October 15, 2001. Mr. Cooperman has elected to defer receipt of the shares representing such gain.

(3)

Excludes an aggregate of 3,200 shares of Common Stock that are owned outright by members of Mr. Malek’s immediate family or by charitable trusts of which members of Mr. Malek’s immediate family were potential beneficiaries. Mr. Malek disclaims beneficial ownership of such shares.

(4)

Excludes an aggregate of 313,665 shares of Common Stock that are owned outright by members of Mr. Taub’s immediate family or by charitable trusts of which members of Mr. Taub’s immediate family were potential beneficiaries. Mr. Taub disclaims beneficial ownership of such shares.

(5)

Includes 78,616 shares, representing (i) a gain of 42,877 shares resulting from the exercise of an option to purchase 50,000 shares of Common Stock on August 19, 1999 and (ii) a gain of 35,739 shares resulting from the exercise of an option to purchase 40,000 shares of Common Stock on October 6, 2000. In each case, Mr. Weinbach has elected to defer receipt of the shares representing such gain.

(6)

On February 10, 2006, Capital Research and Management Company, located at 333 South Hope Street, Los Angeles, California 90071, filed a statement on Schedule 13G with the Securities and Exchange Commission to report that Capital Research and Management Company beneficially owns more than 5% of the outstanding shares of Common Stock.

(7)

Excludes an aggregate of 1,316 shares of Common Stock owned by members of the immediate families of non-director officers of the Company. The non-director officers of the Company disclaim beneficial ownership of such shares.

COMPENSATION OF EXECUTIVE OFFICERS

The following sections of this Proxy Statement cover the components of the total compensation of the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company. These sections include: (i) a series of tables covering annual and long-term compensation; (ii) a pension plan table summarizing the annual benefits payable under the Company’s defined benefit retirement plans; and (iii) a report by the Compensation Committee of the Board of Directors describing the Company’s compensation policies for fiscal year 2006 for its executive officers and the rationale upon which its Chief Executive Officer’s compensation for fiscal year 2006 was based. Also included is a performance graph comparing the Company’s total stockholder return to the S&P 500 and a Peer Group Index over a five year period.

Summary Compensation Table

The following table summarizes the compensation of the Company’s Chief Executive Officer and the four other most highly compensated executive officers for services in all capacities to the Company for the three years ended June 30, 2006.

		Annual _________________Compensation________________			_________Long Term Compensation________

Name and Principal Position	Year Ended June 30	Salary($)	Other Annual Compensation($)	Bonus($)	Restricted Stock Awards	Number of Securities Underlying Options Granted	All other Compensation
			(1)		(2)	(3)	(4)

Arthur F. Weinbach Chairman and Chief Executive Officer	2006 2005 2004	$857,500 $816,250 $784,750	$ 13,072 $ 15,595 $ 11,694	$2,640,000 $ 990,000 $ 840,000	$2,297,226 $1,417,149 $1,940,748	170,000 170,000 340,000	$6,960 $7,541 $5,916

Gary C. Butler President and Chief Operating Officer	2006 2005 2004	$726,254 $690,755 $663,776	$ 7,870 $ 11,695 $ 15,334	$ 870,000 $ 737,000 $ 650,000	$ 472,500 $2,329,560 $ 748,992	100,000 90,000 200,000	$6,960 $7,541 $5,916

S. Michael Martone Group President	2006 2005 2004	$542,372 $508,668 $398,231	$384,857 $211,010 $ 14,189	$ 412,300 $ 370,100 $ 275,790	$1,060,450 $1,496,160 $ 351,090	33,500 33,500 50,000	$6,960 $7,419 $8,410

John Hogan Group President	2006 2005 2004	$443,853 $428,751 $413,450	$ 10,250 $ 10,250 $ 10,250	$ 281,700 $ 235,400 $ 269,100	$ 637,320 $ --- $1,106,904	20,000 20,000 50,000	$6,960 $7,541 $5,916

Richard J. Daly Group President	2006 2005 2004	$443,853 $428,751 $413,450	$ 9,290 $ 9,049 $ 7,641	$ 266,900 $ 242,600 $ 280,400	$ 637,320 $ --- $1,106,904	20,000 20,000 50,000	$6,960 $7,446 $6,324

(1)

For the year ended June 30, 2006, other annual compensation consists of (i) a Company car allowance in the following amounts: Mr. Weinbach, $9,072, Mr. Butler, $7,870, Mr. Martone, $8,325, Mr. Hogan, $10,250 and Mr. Daly, $5,290; (ii) the amount paid by the Company on behalf of executives’ spouses that accompanied such executives on business travel in the following amounts: Mr. Weinbach, $3,000 and Mr. Daly, $3,000; and associated tax payments related thereto, in the following amounts: Mr. Weinbach, $1,000 and Mr. Daly, $1,000; (iii) relocation expenses for Mr. Martone of $24,717 and associated tax payments related thereto of $19,401; (iv) country club fees for Mr. Martone of $44,200 and associated tax payments related thereto of $30,238; and (v) personal use of an aircraft leased by the Company in the following amounts: Mr. Martone, $257,976. The personal use of Company-leased aircraft benefit is valued at the actual cost to the Company of providing the benefit to the executive. Actual cost is equal to the cost paid by the Company for use of the aircraft of $237,667, plus additional amounts paid to Mr. Martone to compensate Mr. Martone for the taxable income reportable by him for such use of $20,309.

(2)

The dollar values shown in the Restricted Stock Awards column are based on the closing market price of the Common Stock on the date the restricted shares were granted. Restricted shares may not be transferred or pledged, but such Company-imposed restrictions lapse with the passage of time (generally over periods of up to three years) and continued employment with the Company.

As of June 30, 2006, the aggregate number of shares of restricted stock held by a named executive officer and the aggregate fair market value of such shares (calculated by multiplying the aggregate number of shares held by such named executive officer by the difference between $45.35, the closing price of the Common Stock on June 30, 2006, and $.10, the consideration paid per share of restricted stock) was: Mr. Weinbach, 85,700 shares ($3,877,925); Mr. Butler, 65,250 shares ($2,952,563); Mr. Martone, 44,125 shares ($1,996,656); Mr. Hogan, 26,500 shares ($1,199,125); and Mr. Daly, 26,500 shares ($1,199,125).

The restricted stock awards to the named executive officers reported in the table that vest, in whole or in part, in under three years from the date of grant, together with their vesting schedule, are as follows:

(i)

Mr. Weinbach received a grant of 52,850 shares of restricted stock in fiscal 2006, 6,666 of which will vest in fiscal 2007, 39,517 of which will vest in fiscal 2008 and 6,667 of which will vest in fiscal 2009. Mr. Weinbach received a grant of 32,850 shares of restricted stock in fiscal year 2005, all of which will vest in fiscal year 2007. Mr. Weinbach received a grant of 49,750 shares of restricted stock in fiscal year 2004, 8,450 of which vested in fiscal year 2004, 8,450 of which vested in fiscal year 2005 and 32,850 of which vested in fiscal year 2006.

(ii)

Mr. Butler received a grant of 11,250 shares of restricted stock in fiscal 2006, 3,750 of which will vest in fiscal 2007, 3,750 of which will vest in fiscal 2008 and 3,750 of which will vest in fiscal 2009. Mr. Butler received a grant of 54,000 shares of restricted stock in fiscal year 2005, 27,000 of which will vest in fiscal year 2007 and 27,000 of which will vest in fiscal year 2008. Mr. Butler received a grant of 19,200 shares of restricted stock in fiscal year 2004, 6,400 of which vested in fiscal year 2004, 6,400 of which vested in fiscal year 2005 and 6,400 of which vested in fiscal year 2006.

(iii)

Mr. Martone received a grant of 24,125 shares of restricted stock in fiscal 2006, 1,375 of which will vest in fiscal 2007, 21,375 of which will vest in fiscal 2008 and 1,375 of which will vest in fiscal 2009. Mr. Martone received a grant of 36,000 shares of restricted stock in fiscal year 2005, 8,000 of which vested in fiscal year 2005, 8,000 of which vested in fiscal year 2006 and 20,000 of which will vest in fiscal year 2007. Mr. Martone received a grant of 9,000 shares of restricted stock in fiscal year 2004, 3,000 of which vested in fiscal year 2004, 3,000 vested in fiscal year 2005 and 3,000 of which vested in fiscal year 2006.

(iv)

Mr. Hogan received a grant of 14,500 shares of restricted stock in fiscal 2006, 833 of which will vest in fiscal 2007, 12,833 of which will vest in fiscal 2008 and 834 of which will vest in fiscal 2009. Mr. Hogan received a grant of 26,400 shares of restricted stock in fiscal year 2004, 1,200 of which vested in fiscal year 2004, 1,200 of which vested in fiscal year 2005, 12,000 of which vested in fiscal year 2006 and 12,000 of which will vest in fiscal year 2007.

(v)

Mr. Daly received a grant of 14,500 shares of restricted stock in fiscal 2006, 833 of which will vest in fiscal 2007, 12,833 of which will vest in fiscal 2008 and 834 of which will vest in fiscal 2009. Mr. Daly received a grant of 26,400 shares of restricted stock in fiscal year 2004, 1,200 of which vested in fiscal year 2004, 1,200 of which vested in fiscal year 2005, 12,000 of which vested in fiscal year 2006 and 12,000 of which will vest in fiscal year 2007.

Dividends are paid on restricted stock at the same rate as other outstanding shares of Common Stock. In the event of a termination of his employment following a change in control of the Company, the unvested portion of the restricted stock of Mr. Butler will be subject to accelerated vesting as further described in this Proxy Statement under the heading “Employment Agreement.” In the event of a termination of their employment following a change in control of the Company, the unvested portion of the restricted stock of Messrs. Martone, Hogan and Daly will be subject to accelerated vesting as further described in this Proxy Statement under the heading “Change in Control Severance Plan for Corporate Officers.”

(3)	The Company does not award Stock Appreciation Rights (SARs).
(4)

For the year ended June 30, 2006, all other compensation for each named executive officer consists of Company matching contributions to the Company’s Retirement and Savings Plan (401(k)) in the amount of $6,960.

Stock Option Plans

The Company has in effect a 1990 Key Employees’ Stock Option Plan (the “1990 Stock Option Plan”) and a 2000 Stock Option Plan. The 1990 Stock Option Plan and the 2000 Stock Option Plan collectively are referred to as the “Option Plans.” Officers and key employees are eligible to participate in the Option Plans, which permit the issuance, in addition to non-qualified options, of “incentive stock options” (“ISOs”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has ceased granting options under the 1990 Stock Option Plan, but outstanding options under the 1990 Stock Option Plan remain valid. In the event of a termination of his employment following a change in control of the Company, the unvested portion of the stock options of Mr. Butler will be subject to accelerated vesting as further described in this Proxy Statement under the heading “Employment Agreement.” In the event of a termination of their employment following a change in control of the Company, the unvested portion of the stock options of Messrs. Martone, Hogan and Daly will be subject to accelerated vesting as further described in this Proxy Statement under the heading “Change in Control Severance Plan for Corporate Officers.”

The Option Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine the employees to whom options will be granted and, subject to the Option Plans, the terms and amount of options granted.

ISOs and non-qualified options expire no more than ten years from their date of grant, with an exercise price no less than 100% of the fair market value on the date of grant. The Board of Directors has resolved that, once granted, no ISO or non-qualified option may be repriced.

An optionee has no rights as a stockholder with respect to any shares covered by his or her options until the date of issuance of a stock certificate to him or her for such shares. During the life of the optionee, the option is exercisable only by him or her. Except as otherwise provided in the applicable award agreement or as described herein, no option is exercisable more than 60 days after termination of employment. Notwithstanding the foregoing, if termination is due to the total and permanent disability of the optionee, vested options remain exercisable for 12 months after termination (unless such person dies during such 12-month period, in which case the period applicable in case of death applies) or, if termination is due to the death of an optionee, vested options remain exercisable until the earlier of six months after the appointment and qualification of an executor or administrator of the deceased optionee’s estate or 12 months after the death of the optionee. In addition, if the optionee is at least 55 years of age at the time of retirement and has at least 10 years of service with the Company, then vested options will remain exercisable for a period of 36 months from the date of such person’s retirement (unless such person dies during such 36-month period, in which case other periods apply), or, if such retiree has five (but less than 10) years of service with the Company, then vested options will remain exercisable for a period of 12 months from the date of such person’s retirement (unless such person dies during such 12-month period, in which case other periods apply).

The following table sets forth certain information concerning stock option grants to the named executive officers during the fiscal year ended June 30, 2006.

	Option Grants in Last Fiscal Year
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Value (2)
Arthur F. Weinbach	170,000	1.85%	$44.455	8/11/2015	$1,834,300
Gary C. Butler	100,000	1.09%	$44.455	8/11/2015	$1,079,000
S. Michael Martone	33,500	0.36%	$44.665	1/27/2016	$326,616
John Hogan	20,000	0.22%	$44.665	1/27/2016	$194,995
Richard J. Daly	20,000	0.22%	$44.665	1/27/2016	$194,995

(1)

343,500 options were granted to the named executive officer pursuant to the 2000 Stock Option Plan. The options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options were granted for terms of ten years, and vest during periods of up to six years subsequent to the date of grant.

(2)

The grant date values were calculated on the basis of the binomial option pricing model, using the following assumptions: (i) an average expected life of 5.5 to 5.65 years after the date of grant, based on historical experience; (ii) a risk-free rate of 4.03% to 4.56%; (iii) stock price volatility of 24.38% to 24.68%; and (iv) a dividend yield of 1.44% to 1.48%. The binomial option pricing model also incorporates forfeiture assumptions based on the analysis of historical data. The actual value of the options will depend on the market value of the Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Common Stock from the date of grant, which increase would benefit all stockholders commensurately.

Aggregated Option Exercises

For Fiscal Year Ended June 30, 2006

And Option Values As of June 30, 2006

The following table sets forth certain information concerning option exercises during fiscal year 2006 by the named executive officers and unexercised options held by such officers at the end of fiscal year 2006.

			Number of Securities Underlying Unexercised Options at 6/30/06		Value of Unexercised In-the-Money Options at 6/30/06
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur F. Weinbach	220,000	$5,536,207	815,123	922,000	$7,549,700	$4,722,430
Gary C. Butler	140,000	$3,459,856	613,899	444,000	$3,734,206	$2,388,170
S. Michael Martone	59,000	$ 924,486	144,834	137,000	$ 559,354	$ 555,973
John Hogan	200,000	$5,177,245	201,364	136,000	$1,821,095	$ 402,930
Richard J. Daly	130,000	$3,083,800	194,164	136,000	$1,691,207	$ 402,930

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2006 regarding compensation plans under which the Company’s equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	66,736,736	$43.24	21,655,897 (1)
Equity compensation plans not approved by security holders (2)	261,000	$38.89	3,538,635 (3),(4),(5)
Total	66,997,736	$43.22	21,694,532

(1)

Includes (i) 3,991,897 shares of Common Stock remaining available for future issuance under the Company’s Employees’ Savings-Stock Purchase Plan and (ii) 3,500,000 shares of Common Stock remaining available for future issuance under the Company’s 2001 Executive Incentive Compensation Plan, which shares and weighted average exercise prices are not reflected in Columns (a) and (b) of this table.

(2)

Represents (i) the 1989 Non-Employee Director Stock Option Plan (the “1989 Directors’ Option Plan”), (ii) the Key Employees’ Restricted Stock Plan, and (iii) the French Amended and Restated Employees’ Saving-Stock Option Plan (the “French Plan”), none of which have been approved by the Company’s stockholders. The material terms of the Key Employees’ Restricted Stock Plan are described in Note 14 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and the material terms of the French Plan are described in footnote (5) below. Prior to 2004, the non-employee directors of the Company were entitled to participate in the 1989 Directors’ Option Plan pursuant to which options to purchase 12,500 shares of Common Stock were automatically granted to persons who become non-employee directors. In addition, each non-employee director was granted an additional option to purchase 12,500 shares on the first business day after each fifth anniversary of the date of the initial grant to each such non-employee director, provided that he or she was then still serving in such capacity. All options granted under the 1989 Directors’ Option Plan were granted at the fair market value of the Common Stock, determined on the basis of the closing price of the Common Stock in consolidated trading on the date of grant, as reported in The Wall Street Journal. Twenty percent of the options granted under the 1989 Directors’ Option Plan became exercisable on each anniversary of the date such options were granted until all such options were exercisable, provided that options became exercisable only if the director was then still serving in such capacity, unless certain specified events occurred such as the death, disability or retirement of a director, in which case the options immediately vested and became fully exercisable. All options granted under the 1989 Directors’ Option Plan have a term of ten years.

(3)

Following stockholder approval of the amendment to the 2000 Stock Option Plan at the Company’s 2003 Annual Meeting of Stockholders, the 1989 Directors’ Option Plan was amended to prohibit any future stock option grants thereunder.

(4)	Includes 2,469,220 shares of Common Stock reserved for issuance pursuant to the Key Employees’ Restricted Stock Plan.
(5)

Includes 1,069,415 shares of Common Stock reserved for issuance pursuant to the French Plan. The French Plan is similar to the Company’s Employees’ Savings-Stock Purchase Plan; French tax law prevents employees based in France from participating in the Company’s Employees’ Savings-Stock Purchase Plan. The Board of Directors adopted the French Plan in January 1996 and amended it most recently in November of 2005. Employees of the Company based in France are entitled to purchase shares of Common Stock (such rights referred to as “Stock Options”) under the French Plan under annual offerings that commence on January 1 of each calendar year and continue for 48 months to close on

December 31 of the fourth year following its commencement (each, an “Offering”). Each eligible employee is granted Stock Options in each Offering that would generally entitle such employee to purchase a whole number of shares of Common Stock equivalent in value to 10% of his or her base salary, based upon a price per share (in U.S. dollars) determined in advance of such Offering by the French Stock Option Committee, subject to adjustment for currency rate changes over the term of the Offering. Participating employees pay for the exercise of the Stock Options through monthly payroll deductions taken during the four-year period of each Offering, and have the opportunity upon the close of the Offering to exercise their Stock Options (or any portion thereof) and purchase the associated number of shares of Common Stock. To the extent a participating employee elects to purchase fewer shares of Common Stock than would be available under his or her full allotment of Stock Options, such employee would receive the cash remaining from the aggregate payroll deductions after taking into account his or her purchase of shares of Common Stock.

Defined Benefit Plans

The Company sponsors a tax-qualified defined benefit cash balance pension plan, the Automatic Data Processing, Inc. Pension Retirement Plan (the “Pension Plan”). Under the Pension Plan, the company credits participants’ notional accounts with annual contributions, which are determined based upon base salary and years of service. The contributions range from 2.1% to 10% of base salary and the accounts earn interest based upon the 10-year Treasury constant maturity rates.

The Company also sponsors the Supplemental Officers’ Retirement Plan (the “Supplemental Retirement Plan”). The following table shows the estimated annual retirement benefits payable under the Pension Plan and the Supplemental Retirement Plan to persons in specified average compensation and credited service classifications, assuming retirement at age 65.

	Years of Credited Service at Retirement
Final 5-Year Average Compensation	10	15	20	25	30
$500,000	83,000	129,000	153,000	172,000	201,000
750,000	121,000	185,000	216,000	235,000	264,000
1,000,000	158,000	241,000	278,000	297,000	326,000
1,500,000	233,000	354,000	403,000	422,000	451,000
2,000,000	308,000	466,000	528,000	547,000	576,000
2,500,000	383,000	579,000	653,000	672,000	701,000
3,000,000	458,000	691,000	778,000	797,000	826,000
3,500,000	533,000	804,000	903,000	922,000	951,000

Compensation covered by the Pension Plan is limited to January 1 base salary up to the current compensation limit in effect for the plan year. Compensation covered under the Supplemental Retirement Plan includes base salary and bonus amounts (paid or deferred) and compensation from restricted stock vesting during the year. Benefits under the Supplemental Retirement Plan are subject to reduction for social security, Pension Plan and 401(k) benefits under certain circumstances.

Messrs. Weinbach, Butler, Martone, Hogan and Daly have 25, 30, 18, 12 and 16 years of credited service, respectively, under the Pension Plan and 17, 17, 11, 11 and 12 years of credited service, respectively, under the Supplemental Retirement Plan. In addition, the Compensation Committee deemed Mr. Weinbach’s retirement prior to age 65 as being in the Company’s best interest and Mr. Weinbach’s early retirement benefits under the Supplemental Retirement Plan will not be reduced to reflect payment of benefits prior to age 65. The figures shown on the table above are for a straight-life annuity commencing at age 65. Reduced benefits are available at earlier ages and in other forms of benefits.

Change in Control Severance Plan for Corporate Officers

To aid the Company in retaining its officers, the Company has in effect the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers (the “CIC Plan”), which provides for the payment of specified benefits to officers selected by the Board of Directors if their employment terminates after a “change in control” (as defined below) of the Company. All corporate officers of the Company (“Participants”) participate in the CIC Plan. As of August 31, 2006, there were 27 Participants in the CIC Plan.

The CIC Plan provides that Participants who are terminated by the Company without “cause” (as defined in the CIC Plan) or by the Participant for “good reason” (as defined in the CIC Plan) (a “Qualifying Termination”) during the two-year period following the occurrence of a change in control will receive a payment equal to 150% of such Participant’s “current total annual compensation.” Participants who have a Qualifying Termination during the third year following the occurrence of a change in control will receive a payment equal to 100% of such Participant’s current total annual compensation. A Participant’s “current total annual compensation” equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination plus his or her average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates.

In addition to the payments described in the preceding paragraph, options to purchase Company stock held by Participants who have a Qualifying Termination during the two-year period following the occurrence of a change in control will become fully vested and exercisable. Options to purchase Company stock held by Participants who have a Qualifying Termination during the third year following the occurrence of a change in control will become fully vested and exercisable to the extent that such options would have otherwise vested within one year after the Qualifying Termination.

Likewise, restricted shares of Company stock (“Restricted Shares”) issued under the existing time-based restricted stock program and held by Participants who have a Qualifying Termination during the two-year period following the occurrence of a change in control will become fully vested as to those Restricted Shares for which vesting restrictions would otherwise have lapsed within two years after the Qualifying Termination. Restricted Shares held by Participants who have a Qualifying Termination during the third year following the occurrence of a change in control will become fully vested to the extent that vesting restrictions would have lapsed within one year after the Qualifying Termination. Under the performance-based program established in fiscal 2006, Restricted Shares are not issued until after the end of the applicable two-year performance period. Where the Qualifying Termination occurs during the two-year period following the change in control, the Company will issue to a Participant on the date of the Qualifying Termination the number of Restricted Shares a Participant would have been entitled to receive had the performance goals been achieved at the 100% target rate in the then ongoing performance-based restricted stock program.

Generally, the CIC Plan supersedes any other change in control severance plans, policies and practices of the Company with respect to the Participants. Mr. Butler is entitled to receive the greater of the benefits and payments and more favorable conditions provided under his employment agreement and the CIC Plan on an item-by-item basis.

A “change in control” as defined in the CIC Plan will have occurred if (i) any “Person” (as defined in Section 3(a)(9) of the Exchange Act), excluding the Company, any subsidiary of the Company, or any employee benefit plan sponsored or maintained by the Company (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the total combined voting power of the Company’s then outstanding securities; (ii) there occurs a merger, consolidation or other business combination of the Company (a “Transaction”), other than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction; or (iii) there occurs the sale of all or substantially all of the Company’s assets, other than a sale immediately following which the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction. If instructed by a Participant, the Company will reduce payments under the CIC Plan to avoid the application of excise taxes pursuant to section 4999 of the Code.

Employment Agreement

Mr. Butler, then President and Chief Operating Officer of the Company, entered into an employment agreement with the Company on June 28, 2006. Mr. Butler became the Company’s Chief Executive Officer and President effective August 31, 2006. The agreement provides for successive one-year terms unless terminated by the Company or Mr. Butler at least six months prior to the end of the applicable one-year term.

Mr. Butler’s annual base salary is to be at least $850,000, and his annual target bonus is to be at least $1,200,000. The actual bonus paid to Mr. Butler is based upon his accomplishment of pre-established performance goals (including revenue growth, increased profitability and other significant items) established by the Compensation Committee of the Board of Directors pursuant to the terms of the Company’s 2001 Executive Incentive Compensation Plan and any successor plan thereto (the “Incentive Plan”). The Company will, provided that the pre-established performance goals established by the Compensation Committee under the applicable 2-year performance-based restricted stock program (“PBRS”) have been achieved at the 100% target level, issue Mr. Butler at least 32,000 shares of the Company restricted stock in accordance with the terms and conditions of each such PBRS program and pursuant to the Incentive Plan. If the pre-established performance goals at the 100% target level for any such PBRS program are exceeded or are not achieved, the number of shares of restricted stock issued to Mr. Butler pursuant to such PBRS program will be increased or decreased, as the case may be, by the amount determined pursuant to the terms and conditions in such program. The first time shares of restricted stock can be issued to Mr. Butler pursuant to the PBRS program will be after the completion of the first PBRS program. In addition, on July 1, 2006, the Company issued Mr. Butler 10,000 shares of its restricted Common Stock, of which 5,000 shares will have their restrictions lapse on January 1, 2007 and 5,000 shares will have their restrictions lapse on January 1, 2008.

Commencing with fiscal year 2007, Mr. Butler will be granted stock options for a minimum of 200,000 shares of Common Stock each fiscal year during the term of the employment agreement. Mr. Butler’s fiscal year 2007 stock option grant was made on July 1, 2006. Subject to the attainment of any pre-established performance goals that may be set by the Compensation Committee (in its sole discretion), vesting of each such stock option is to be in five equal installments of 20% each, commencing one year after the applicable grant date. In addition, Mr. Butler received a one-time stock option grant for 150,000 shares on July 1, 2006. Subject to the attainment of any pre-established performance goals that may be set by the Compensation Committee (in its sole discretion), vesting of such option is to be in five equal installments of 20% each, commencing one year after the grant date.

Under the current 3-year growth incentive plan of the Company (“GIP”), which commenced on July 1, 2006, Mr. Butler’s 100% target level cash bonus will be equal to 70% of his applicable base salary (all as determined by the terms and conditions of the GIP). Under each 2-year accelerated revenue growth program of the Company (the “ARP”), the first program of which commenced on July 1, 2006 and will end June 30, 2008, the “target number of shares” of restricted stock is to be based on 70% of Mr. Butler’s applicable base salary (all as determined by the terms and conditions of the applicable ARP).

Effective July 1, 2006, the Company will pay Mr. Butler a perquisite allowance of $125,000 each fiscal year. The salary, bonus, stock and other arrangements for Mr. Butler will be reviewed annually by the Compensation Committee and may be increased in its sole discretion. Mr. Butler is also entitled to participate in all of the Company’s then current pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase and other plans and arrangements (including all policies relating to the exercise of stock options following a person’s retirement from, or cessation of employment with, the Company) that are generally available to other senior executives of the Company.

If the Company terminates Mr. Butler’s employment for cause, the Company’s obligation to make payments to Mr. Butler will cease on the date of such discharge. The agreement with Mr. Butler provides that “for cause” will cover circumstances where the Company elects to terminate Mr. Butler’s employment because he has: (i) been convicted of a felony and such conviction has been upheld by a final court of law; (ii) failed or refused to perform his obligations as chief executive officer; (iii) committed any act of negligence in the performance of his duties under the employment agreement and failed to take appropriate corrective action (if such corrective action can be taken); or (iv) committed any act of willful misconduct.

If the Company terminates Mr. Butler’s employment for any reason other than (A) for cause, as discussed above, (B) for death or permanent or serious disability, either physical or mental, (C) on account of a “Change in Control” (as defined in the employment agreement), or (D) because the Compensation Committee either deems it to be in the Company’s best interests for Mr. Butler to retire before his 65th birthday (or if Mr. Butler elects to retire after his 65th birthday) or confers on any other person any authority, duties, responsibilities or powers superior or equal to the authority, duties, responsibilities or powers that Mr. Butler has as the Company’s Chief Executive Officer on August 31, 2006, Mr. Butler will, for 24 months after such termination date: (i) receive the annual base salary as set forth above; (ii) have his Company stock options continue to vest; (iii) have the restrictions on his restricted stock continue to lapse (without regard to any performance goals); and (iv) continue to participate in each of the then ongoing PBRS and ARP restricted stock programs, and the GIP cash program, in the same manner as would have been the case had he continued to be an employee of the Company and, if the performance goals established by the Compensation Committee under the applicable programs have been met, Mr. Butler will receive the number of shares of restricted stock or cash, as the case may be, that he would have been entitled to receive had he continued to be an employee of the Company.

If Mr. Butler dies or becomes permanently and seriously disabled, either physically or mentally, so that he is absent from his office due to such disability and otherwise unable substantially to perform his services under the employment agreement, the Company may terminate his employment. Under such circumstances, the Company will continue to pay Mr. Butler’s full compensation up to and including the effective date of his termination for death or disability. For 36 months after such termination date, he will: (i) receive the annual base salary as set forth above; (ii) receive his restricted stock and unvested stock options, all of which will automatically vest on the date of his death or termination for disability; and (iii) continue to participate in each of the then ongoing PBRS and ARP restricted stock programs, and the GIP cash program, in the same manner as would have been the case had he continued to be an employee of the Company and, if the performance goals established by the Compensation Committee under the applicable programs have been met, he is to receive the number of shares of restricted stock or cash, as the case may be, that he would have been entitled to receive had he continued to be an employee of the Company.

If Mr. Butler elects to voluntarily leave the Company in the absence of a Change in Control (other than where the Compensation Committee determines that it is in the Company’s best interests for Mr. Butler to retire before his 65th birthday or confers on any other person any authority, duties, responsibilities or powers superior or equal to the authority, duties, responsibilities or powers that Mr. Butler has as Chief Executive Officer of the Company on August 31, 2006, or if Mr. Butler elects to retire after his 65th birthday), the Company’s obligation to make any payment to Mr. Butler will cease on the date his employment ends.

If Mr. Butler’s employment is terminated other than for cause, or he resigns for “good reason,” within 24 months following a Change in Control of the Company, he will receive a termination payment equal to a percentage, ranging from 300% if such termination occurs within two years after such Change in Control, to 200% if it occurs in the third year, to 100% if it occurs after the third year, of his “current total annual compensation” (as defined below). In addition, all of his stock options will become fully vested and all of his restricted stock having restrictions lapsing within three years after such termination will have such restrictions automatically removed (without regard to any performance goals). In addition, (i) the number of shares of restricted stock Mr. Butler would have been entitled to receive had the performance goals been achieved at the 100% target rate in each of the then ongoing PBRS and ARP restricted stock programs is to be immediately and automatically issued to him and all restrictions thereon removed, and (ii) if the Change in Control occurs prior to the completion of the GIP, he will receive the same payment that he otherwise would have received had the GIP achieved its 100% target rate.

For purposes of the employment agreement, “good reason” means any action which results in a diminution in any respect in Mr. Butler’s current position, authority, duties or responsibilities as the Company’s Chief Executive Officer, or a reduction in the overall level of his compensation or benefits.

Mr. Butler’s “current total annual compensation” equals his highest rate of annual salary during the calendar year in which his employment terminates or the year immediately prior to the year of such termination plus his average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his employment terminates.

Mr. Butler’s employment agreement provides that in the event any payment from the Company to him following a Change in Control results in the imposition of an excise tax under section 4999 of the Code, he will receive an additional payment such that after the payment of all such excise taxes and any taxes on the additional payments he will be in the same after-tax position as if no excise tax had been imposed. Mr. Butler is also entitled to receive, on an item-by-item basis, the greater of the benefits and payments and more favorable conditions provided under his employment agreement and/or the CIC Plan.

If the Compensation Committee deems it to be in the Company’s best interests that Mr. Butler retire prior to reaching his 65th birthday or if he decides to retire at any time after his 65th birthday, then on the date of his retirement, all of Mr. Butler’s restricted stock then owned by him will continue to be owned by him and the restrictions thereon will continue to lapse in the same manner as would have been the case had he continued to be an employee of the Company. In addition, Mr. Butler will continue to participate in each of the then ongoing PBRS and ARP restricted stock programs and the GIP cash program in the same manner as would have been the case had he continued to be an employee the Company and he will receive the number of shares of restricted stock and/or cash, as the case may be, he would have been entitled to receive had he continued to be an employee of the Company, the restrictions on which will continue to lapse in the same manner as would have been the case had he continued to be an employee the Company. Further, all of Mr. Butler’s outstanding unvested stock options will vest on his retirement date.

If the Board of Directors confers on any other person (including any other director, officer or associate of the Company) any authority, duties, responsibilities or powers superior or equal to the authority, duties, responsibilities or powers Mr. Butler has as Chief Executive Officer on August 31, 2006, Mr. Butler may deem such action to constitute a request that he immediately retire in the best interests of the Company, in which case the arrangements set forth in the foregoing paragraph will apply.

Under the Supplemental Retirement Plan: (i) if Mr. Butler’s employment terminates other than for cause, his “Final Average Annual Pay” (as defined in the Supplemental Retirement Plan) will, to the extent applicable, be deemed to include the applicable compensation attributable to the periods covered by the termination payments made to Mr. Butler under his employment agreement; and (ii) if the Compensation Committee deems it to be in the Company’s best interests that Mr. Butler retire prior to his 65th birthday, any early retirement benefit payable under the Supplemental Retirement Plan will not be actuarially reduced to reflect the payment of benefits before his “Normal Retirement Date” (as defined in the Supplemental Retirement Plan).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors is comprised of four independent directors: Messrs. Brenneman, Brun, Jones and Malek.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) administers the Company’s executive compensation program. The Committee is responsible for setting, on an annual basis, on behalf of the Board of Directors, the base salaries and the total compensation levels of the Chief Executive Officer, the Chief Operating Officer, the President, the Group Presidents of the Employer Services and Brokerage Services businesses and the President of the Dealer Services business. The Committee approves all stock option grants and grants of restricted stock to these and other executive officers of the Company, as well as guidelines for compensation and equity eligibility ranges for all of the Company’s other executive-level associates.

The current members of the Committee are: Messrs. Brenneman, Brun, Jones and Malek. Each member of the Committee has been determined to be independent under the Categorical Standards of Director Independence adopted by the Board of Directors. In addition, each member of the Committee is a “Non-Employee Director” as defined in Rule 16b-3 of the U.S. Securities and Exchange Act of 1934 and an “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code. None of the Committee members has ever been an employee of the Company or eligible to participate in any of the Company’s compensation programs or plans for Company employees, other than the 2000 Stock Option Plan under which the non-employee directors receive option grants discussed in the “Corporate Governance” section of this Proxy Statement. The Committee acts under a written charter adopted by the Board of Directors, which may be viewed online on the Company’s website at www.adp.com under “Governance” in the “About ADP” section. There were five meetings of the Committee in fiscal year 2006, all of which involved executive sessions with no Company executives present.

The Committee is authorized to engage the services of outside advisors, experts and others to assist the Committee. For fiscal year 2006, the Committee evaluated several reports regarding prevailing competitive executive compensation practices prepared by an external compensation consultant retained by the Committee, including the competitiveness of base pay, incentive bonus and long-term incentives. The Committee has been advised by its consultant that the Company’s compensation programs for the Named Executive Officers are targeted to deliver a competitive total compensation package that ties pay to the overall performance of the Company.

It is the policy of the Committee to maximize the tax deductibility of compensation payments to executive officers. The Company’s stockholders have approved its incentive plans, which are designed and administered to qualify compensation awarded thereunder as “performance-based,” and therefore not subject to the deduction limits of 162(m) of the Internal Revenue Code and the regulations thereunder. The Committee may, however, from time to time award compensation that is non-deductible under 162(m) when, in the exercise of the Committee’s business judgment, such award would be in the best interest of the Company and its stockholders.

Compensation Policies

The Compensation Committee’s overarching goal is to develop compensation policies that will drive business performance and reward efforts that maximize stockholder value. The Committee believes that compensation paid to executive officers should be guided by the following principles:

•

compensation should be based on pay for performance so that individual compensation awards reflect the performance of the Company overall, of the applicable business unit and of each individual executive officer;

•	compensation should be closely aligned with short-term and long-term financial and strategic objectives that build stockholder value; and
•	compensation levels must be competitive in order to attract and retain key executives critical to the Company’s long-term success.

In addition, the Company evaluates the compensation arrangements of comparable sized companies, which the Committee defines as publicly traded companies with annual revenues between $4 and $16 billion, as surveyed by the compensation consultant, and also considers recommendations from the CEO regarding total compensation for those executives reporting directly to him. When making compensation decisions, the Committee looks at tally sheets setting forth the total compensation.

In furtherance of its compensation philosophy, the Board of Directors has established the share ownership guidelines that are intended to promote equity ownership in the Company by the Chief Executive Officer, the Chief Operating Officer and other key corporate officers of the Company and align their financial interests with the interests of stockholders. Under the share ownership guidelines, the Chief Executive Officer, the Chief Operating Officer and other key corporate officers of the Company are encouraged to acquire and maintain share holdings in Company’s stock in amounts expressed as a multiple of base salary, which multiple is equal to five times base salary for the Chief Executive Officer and the Chief Operating Officer and a range from three times to one time base salary for other key corporate officers. Only shares owned outright, shares beneficially owned through ownership by direct family member (i.e., spouse and/or dependent children) and shares owned through 401(k) plan and other savings plans are included in the ownership calculation.

The primary components of the compensation package for key executives for fiscal year 2006 were base salary, bonus, restricted stock and stock options. Each of these components is discussed immediately below.

Base Salary and Bonus

The base salaries for executives for fiscal year 2006 were determined based upon the job grade of the position, the salary range of the salary grade and the performance of the executive and are set forth in the “Salary” column of the Summary Compensation Table. To determine the appropriate salary grade for a position, the Company uses a market-pricing model that compares the Company’s salary levels to the peer group of companies discussed above. Increases in salary are based on the Committee’s subjective evaluation of such factors as the individual’s level of responsibility and performance. Merit increases normally take effect in April of each year.

Key executives also earned cash bonuses in fiscal year 2006 based upon both individual and business annual accomplishments compared to pre-established goals. The amounts of such bonuses are set forth in the “Bonus” column of the Summary Compensation Table. Factors considered by the Committee in assessing individual performance included, but were not limited to:

•

Financial Results: earnings per share growth, revenue growth, achievement of a return on equity target, net operating income growth, achievement of sales targets and achievement of client retention targets.

•	Strategic Planning: strategic planning and implementation, capital allocation, technology and product creation and implementation objectives.
•	Leadership and Effectiveness: management development and succession planning, personal leadership and the achievement of “Employer of Choice” objectives.

The Committee considers all factors collectively in determining the executive officers’ cash bonus. Each executive officer’s primary areas of responsibility vary within the performance criteria and not every executive officer is allocated responsibility for each criterion. In addition, the weight of a particular factor may vary from year to year depending on the pre-established goals and objectives of the organization, thus ensuring the alignment of annual financial objectives with strategic leadership initiatives.

Long-Term Compensation—Restricted Stock and Stock Options

The Committee believes that equity based compensation in the form of restricted stock and stock options is vital in linking management to stockholder interests and ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company.

The Company from time to time grants restricted stock to executive officers and other key employees in recognition of their individual levels of relative responsibility and prospective contributions to the business. Company-imposed restrictions on transfer or pledge of the restricted stock generally lapse over a period of up to six years, and are subject to continued employment. The restricted stock program is designed to encourage stock ownership, longevity and long-term performance. The Named Executive Officers were awarded the number of shares of restricted stock set forth in footnote 2 to the Summary Compensation Table.

In fiscal 2006, the Board of Directors established a performance-based restricted stock program for executive officers and other key employees of the Company. This action reaffirms the Committee’s belief that equity-based compensation should be focused primarily on incentives for performance and alignment with investors’ interests. Participants in the performance-based restricted stock program will receive the shares of Common Stock at the end of the first two-year performance period only if the specified performance objectives have been achieved. If the performance objectives are not met, no shares of Common Stock will be issued. The first two-year performance period commenced on July 1, 2006.

The Committee granted stock options to each executive officer during fiscal year 2006 under the Company’s 2000 Stock Option Plan. Stock options are granted to executive officers and other key employees in amounts based upon their job grade and individual performance. Stock options are granted with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant, and have a term of up to ten years. Stock options provide incentive for the creation of stockholder value over the long term, and also significantly aid in executive recruiting and retention. The Named Executive Officers were awarded the number of stock options shown in the table headed “Option Grants in 2006.” The stock option grants vest ratably over a 5 year period, beginning on the second anniversary of the grant date, subject to continued employment.

Benefits

Executives participate in the broad-based benefit plans offered generally to Company employees (broad-based retirement, 401(k), health insurance and other employee benefits) on the same terms as those offered to all other employees. The Company also provided certain supplemental benefits to key executives during fiscal year 2006 to ensure that it could compete effectively for executive talent. These supplemental benefits include supplemental retiree medical coverage and certain other additional retirement benefits described in the “Defined Benefit Plans” section of this Proxy Statement.

CEO Compensation

The Committee meets annually in executive session to evaluate the performance of the Chief Executive Officer and to determine his compensation.

Mr. Weinbach earned a base salary of $857,500 and a bonus of $2,640,000 during fiscal year 2006. Mr. Weinbach’s compensation was based on the satisfaction of specific performance objectives and the terms of his employment agreement, including for fiscal year 2006, the Company’s achievement of pre-determined earnings per share growth, net operating income growth and other financial metrics.

The long-term incentives provided to the Chief Executive Officer are provided in the form of restricted stock and stock options. In fiscal year 2006, the Committee awarded Mr. Weinbach 170,000 options to purchase Common Stock of the Company. These options were awarded under the Company’s 2000 Stock Option Plan and carry an exercise price of $44.455, which is equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. The options will expire in August of 2015 and become exercisable in increments of 20% beginning on the second anniversary of the grant date. Under the terms of Mr. Weinbach’s employment agreement with the Company, all options to purchase

Company common stock not yet vested at the time of his retirement vested upon his retirement on August 31, 2006. During fiscal year 2006, Mr. Weinbach was also awarded 52,850 shares of restricted stock, 6,666 of which will vest in fiscal year 2007, 39,517 of which will vest in fiscal year 2008 and 6,667 of which will vest in fiscal year 2009. Under the terms of Mr. Weinbach’s employment agreement, following Mr. Weinbach’s retirement, he will continue to own his restricted stock, and the restrictions on such stock will continue to lapse in the same manner as would have occurred had he continued to be an employee of the Company.

Mr. Weinbach’s total compensation including the long-term component approximates the market median of chief executive officers at companies with annual revenues between $4 and $16 billion, as reported in surveys conducted by the Committee’s external consultant.

Compensation Committee of the Board of Directors

Gregory D. Brenneman, Chairman

Leslie A. Brun

John P. Jones

Frederic V. Malek

PERFORMANCE GRAPH

The following graph compares the cumulative return on the Common Stock for the most recent five years with the cumulative total return on the S&P 500 Index and a Peer Group Index* comprised of industry participants over the same period, assuming an initial investment of $100 on June 30, 2001, with all dividends reinvested.

* The Peer Group Index is comprised of the following companies:

Ceridian Corporation	First Data Corporation
Computer Sciences Corporation	Fiserv, Inc.
DST Systems, Inc.	Paychex, Inc.
Electronic Data Systems Corporation	Total System Services, Inc.

SunGard Data Systems Inc. was acquired by private investors in 2005 and was removed from the Peer Group Index.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) is comprised of the four independent members of the Board of Directors named below. Each member of the Audit Committee satisfies the independence requirements of the NYSE rules currently in effect. The Board of Directors has determined that Messrs. Brenneman, Cooperman and Hubbard are audit committee financial experts. The Committee acts under a written charter, which may be viewed online on the Company’s website at www.adp.com under “Governance” in the “About ADP” section.

The Committee oversees the financial management of the Company, the Company’s independent auditors and financial reporting procedures of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. In performing its review, the Committee discussed the propriety of the application of accounting principles by the Company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee also reviewed and discussed the Company’s audited financial statements with Deloitte & Touche LLP, an independent registered public accounting firm, the Company’s independent auditors for fiscal year 2006, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

During the course of fiscal year 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for fiscal year 2006 related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.

The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended. Deloitte & Touche LLP has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche LLP the firm’s independence, including the matters in those written disclosures. The Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company and its affiliates and the fees and costs billed and expected to be billed by Deloitte & Touche LLP for those services, is compatible with Deloitte & Touche LLP’s independence. The Committee has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In addition, the Committee discussed with management, and took into consideration when issuing this report, the Auditor Independence Policy, which prohibits the Company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors on a going-forward basis. The Auditor Independence Policy is discussed in further detail below under “Independent Registered Public Accounting Firms’ Fees.”

Based on the considerations referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2006. In addition, the Committee appointed Deloitte & Touche LLP as the independent auditors for the Company for fiscal year 2007.

Audit Committee of the Board of Directors

Leon G. Cooperman, Chairman

Gregory D. Brenneman

R. Glenn Hubbard

Ann Dibble Jordan

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ FEES

In addition to retaining Deloitte & Touche LLP, an independent registered public accounting firm, to audit the consolidated financial statements for fiscal year 2006, Deloitte & Touche LLP were retained by the Audit Committee to provide various services in fiscal year 2006 and fiscal year 2005. The aggregate fees billed by Deloitte & Touche LLP in fiscal year 2006 and fiscal year 2005 for these various services were:

Type of Fees	FY 2006	FY 2005
	($ in thousands)
Audit Fees	$5,834	$6,277
Audit-Related Fees	5,352	2,435
Tax Fees	1,034	960
All Other Fees	--	--
Total	$12,220	$9,672

In the above table, in accordance with SEC definitions, “audit fees” are fees the Company paid Deloitte & Touche LLP for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements or any other services performed by Deloitte & Touche LLP to comply with generally accepted auditing standards; for fiscal year 2006, “audit fees” also included the audit of management’s assessment of internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002, Section 404; “audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are typically performed by the independent public accountant (e.g., due diligence services, employee benefit plan audits and internal control reviews); “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by Deloitte & Touche LLP to the Company for any services not included in the first three categories.

The Board of Directors has adopted a policy (the “Auditor Independence Policy”) that prohibits the Company’s independent auditors from providing: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible. The independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. All services provided to the Company by the independent auditors in fiscal year 2006 and fiscal year 2005 were pre-approved by the Audit Committee. The independent auditors may only perform non-prohibited non-audit services that have been specifically approved in advance by the Audit Committee, regardless of the dollar value of the services to be provided. In addition, before the Audit Committee will consider granting its approval, the Company’s management must have determined that such specific non-prohibited non-audit services can be best performed by the independent auditors based on its in-depth knowledge of the Company’s business, processes and policies. The Audit Committee, as part of its approval process, considers the potential impact of any proposed work on the independent auditors’ independence.

PROPOSAL 2

APPROVAL OF AUTOMATIC DATA PROCESSING, INC.

AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer, or any of their other four most highly compensated executive officers (“Named Executive Officers”), unless such payments are “performance-based” in accordance with conditions specified under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder (“Section 162(m)”). One of those conditions requires the Company to disclose the material terms of the performance goals of the Plan (as defined below) to stockholders and to obtain stockholder approval of those performance goals. The tax regulations require that the material terms of the performance goals be disclosed to and reapproved by stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goals.

The Board of Directors of the Company (the “Board”) originally adopted the Automatic Data Processing, Inc. Executive Incentive Compensation Plan in 2001 and the stockholders of the Company approved the plan at the Company’s 2001 annual meeting. The plan was amended and restated by the Board in its entirety on August 10, 2006 and the Board is recommending that the stockholders approve the Automatic Data Processing, Inc. Amended and Restated Executive Incentive Compensation Plan (the “Plan”). Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to continue to pay performance-based compensation to Named Executive Officers of the Company and to obtain tax deductions for such payments, without regard to the limitations of Section 162(m).

The Board is not requesting stockholder authorization for the issuance of any additional shares of the Company’s Common Stock under the Plan beyond the 3,500,000 million shares that were originally authorized for issuance in 2001. On August 10, 2006, the Plan was amended to, among other things, (i) revise the criteria for the Performance Goals (as defined below) and (ii) increase the maximum amount of any Bonus Amount (as defined below) from $2,000,000 to $5,000,000.

Summary of the Plan

The following description of the Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is attached as Appendix C to this Proxy Statement.

Purpose. The purpose of the Plan is to establish an incentive compensation program for certain executive employees of the Company and its subsidiaries and divisions who have significant responsibility for the success and growth of the Company and to assist in attracting, motivating and retaining executive employees on a competitive basis. The Plan permits the Company to grant annual incentives (“Bonus Awards”) and performance-based restricted stock awards (“Restricted Stock Awards”) (collectively referred to herein as “Awards”) to certain executive employees who make substantial contributions to the Company and/or its subsidiaries and divisions.

Administration. The Plan is administered by a committee (the “Committee”) that is selected by the Board and is composed of two or more members of the Board, each of whom is required to be an “outside director” (within the meaning of Section 162(m)). The Committee has all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Except as otherwise specifically limited in the Plan, the Committee has full power and authority to construe, interpret and administer the Plan.

Effective Date. The Plan is effective as of July 1, 2001, subject to approval of the stockholders, as requested herein.

Eligibility. The Plan provides that the Committee shall designate for each period during which performance is measured the level of attainment of an Award (“Performance Period”) for which executive employees of the Company and its subsidiaries or divisions, if any, will be eligible (“Participants”). There are approximately 550 employees eligible to participate in the Plan.

Awards and Performance Goals. The Committee may establish for each Performance Period the target Bonus Award and the number of shares of a Restricted Stock Award eligible to vest (and, if the Committee so determines, a threshold Award Bonus or percentage of vested shares) with respect to each Award. Further, the Committee shall establish goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant (the

“Performance Goals”) and communicate such Performance Goals to each Participant prior to or during the applicable Performance Period. Participants will earn Bonus Awards and/or vest in Restricted Stock Awards based upon the level of attainment of the applicable Performance Goals during the applicable Performance Period, as and to the extent established by the Committee.

The Performance Goals for the Participants will be based on attainment of specific levels of performance of the Company (or of a subsidiary, division, department or function thereof) with reference to one or more of the following criteria: (i) earnings per share; (ii) stock price; (iii) shareholder return; (iv) return on investment; (v) return on capital; (vi) earnings before interest, taxes, depreciation and amortization; (vii) gross or net profits; (viii) gross or net revenues; (ix) net earnings or net income (before or after taxes); (x) net operating profit (before or after taxes); (xi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (xii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (xiii) gross or operating margins; (xiv) productivity ratios; (xv) expense targets; (xvi) margins; (xvii) operating efficiency; (xviii) objective measures of customer satisfaction; (xix) working capital targets; (xx) measures of economic value added; (xxi) sales; (xxii) enterprise value; (xxiii) client retention; (xxiv) competitive market metrics; (xxv) employee retention; (xxvi) timely completion of new product rollouts; or (xxvii) any combination of the foregoing. In calculating the attainment of the Performance Goals, unless determined otherwise by the Committee prior to the applicable Performance Period, the Committee shall exclude significant unusual or one-time changes or income, including gains and losses resulting from divestitures and acquisitions.

As soon as practicable following the end of the applicable Performance Period, the Committee will certify the attainment of the Performance Goals and will calculate the payment amount or vested percentage with respect to each Award, if any, payable or vested with respect to each Participant. In no event will any payment or vesting occur with respect to any Award for a Performance Period in which performance fails to attain or exceed the minimum level for the applicable Performance Goals.

Bonus Awards. The Committee may establish for each Performance Period a target Bonus Award that may be earned by each Participant (which may be expressed in terms of a dollar amount, percentage of salary or any other measurement). Bonus Awards will be paid in a lump sum cash payment, as soon as practicable following the determination of the amount thereof by the Committee. The Committee retains the right to reduce any Bonus Award, in its discretion. The maximum amount of any Bonus Award payable to a Participant in respect of a single Performance Period is $5,000,000.

Restricted Stock Awards. The Committee may grant for each Performance Period a Restricted Stock Award to any Participant. The Committee may, in its discretion, require that Performance Goals be attained as a condition of the grant. Each Participant who is granted a Restricted Stock Award will be required to enter into an agreement with the Company, in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters consistent with the Plan as the Committee determines appropriate (an “Agreement”).

Payment for the shares of Common Stock purchased under any Restricted Stock Award (“Restricted Shares”) must be made to the Company as provided for in the Agreement, at a price determined by the Committee, in its sole discretion. No fees or commissions are applicable to purchases of Restricted Shares under the Plan. The maximum number of Restricted Shares that may be granted to a Participant in a single fiscal year is 200,000.

In its sole discretion, the Committee will determine the Performance Goals required for each Participant to vest in his or her Restricted Stock Award. Upon a Participant’s vesting with respect to Restricted Shares, all restrictions against transfer shall lapse with respect to such shares. Prior to vesting, Participants may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Restricted Shares.

The Participant may, as provided in his or her Agreement, have the entire beneficial ownership of all rights and privileges of a stockholder with respect to the Restricted Shares awarded to him or her, including the right to receive dividends and vote such Restricted Shares.

If there is any share split, spin off, share dividend, share distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which a Participant is entitled by reason of his ownership of Restricted Shares will be immediately subject to the terms of the Plan. If the Common Stock is converted into or exchanged for, or shareholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another corporation, or other property (including cash), pursuant to any merger of the Company or acquisition of its assets, then the rights of the Company under the Plan shall inure to the benefit of the Company’s successor and the Plan shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares. In the case of any such event, the Committee may, if and to the extent it deems appropriate, adjust the number and kind of shares which may be subject to Restricted Stock Awards and the maximum number of Restricted Shares that may be granted to any Participant in a single fiscal year.

Market Value of the Common Stock. On August 31, 2006, the closing price of one share of Common Stock on the New York Stock Exchange was $47.20.

Shares Available for Grant. The Plan provides that the total number of Restricted Shares that may be issued under the Plan will not exceed, in the aggregate, 3,500,000.

Amendment to Plan. The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s stockholders if the effect of such amendment would be to cause outstanding or pending Awards to cease to qualify for the performance-based compensation exception to Section 162(m).

Withholding. With respect to any payments made to Participants under the Plan, the Company will have the right to withhold any taxes required by law to be withheld because of such payments.

New Plan Benefits. The following table shows the threshold, target and maximum bonus and performance-based restricted stock award payouts, which, if the Amended and Restated Executive Incentive Compensation Plan is approved by stockholders, could be earned for fiscal year 2007 with respect to cash bonuses, and for fiscal years 2007 and 2008 with respect to performance based restricted stock:

	Dollar Value of Cash Bonus			Number of Shares of Restricted Stock
Name and Position	Threshold	Target	Maximum	Threshold	Target	Maximum
Arthur F. Weinbach Chairman and Chief Executive Officer (1)	$0	$0	$0	0	0	0
Gary C. Butler President and Chief Operating Officer (2)	$0	$1,200,000	$2,400,000	0	32,000	40,000
S. Michael Martone Group President	$0	$537,600	$908,250	0	20,000	25,000
Christopher R. Reidy Chief Financial Officer	$0	$400,000	$700,000	0	13,000	16,250
Richard J. Daly Group President	$0	$328,600	$575,050	0	12,000	15,000
John Hogan Group President	$0	$328,600	$575,050	0	12,000	15,000
Executive group (527 executives)	$0	$34,975,000	$61,600,000	0	582,000	727,500
Non-executive director group	$0	$0	$0	0	0	0
Non-executive officer employee group	$0	$0	$0	0	0	0

(1)	Mr. Weinbach served as the Company’s Chairman and Chief Executive Officer until his retirement as Chief
Executive Officer effective August 31, 2006.

(2)	Mr. Butler was appointed the Company’s Chief Executive Officer and President effective August 31, 2006.

Stockholder Approval Required

The Treasury Regulations promulgated under Section 162(m) require the affirmative vote of the holders of a majority of the votes cast at the meeting of stockholders to approve the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AUTOMATIC DATA PROCESSING, INC. AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting of Stockholders, the stockholders will vote on the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year that began on July 1, 2006. Deloitte & Touche LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

Stockholder Approval Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote thereon at the meeting of stockholders is required to ratify Deloitte & Touche LLP’s appointment as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

OTHER MATTERS

So far as the Board of Directors is aware, only the aforementioned matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting said proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended June 30, 2006, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and beneficial owners have been complied with, except that there was an inadvertent omission to report the sale of shares of Company Common Stock in fiscal year 2006 on a Form 4 on behalf of Mr. Anenen, an executive officer, which was subsequently reported in a Form 4 filed on behalf of Mr. Anenen in June 2006.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company for inclusion in the 2007 Proxy Statement no later than May 29, 2007. Any stockholder proposal that is not submitted for inclusion in the 2007 Proxy Statement but is instead sought to be presented directly at the 2007 Annual Meeting of Stockholders must be received by the Company by August 13, 2007.

ANNUAL REPORT

The Company’s Summary Annual Report and Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which are not a part of the proxy soliciting material, are being mailed to the Company’s stockholders together with this Proxy Statement.

ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND OTHER DOCUMENTS

This Proxy Statement and the Company’s Summary Annual Report and Annual Report on Form 10-K may be viewed online at www.adp.com under “Investor Information” in the “About ADP” section. Stockholders of record may elect to view future proxy statements and annual reports over the Internet rather than receiving paper copies in the mail and can thereby save the Company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also choose electronic access by following the instructions that you will receive in connection with next year’s Annual Meeting of Stockholders. Stockholders who choose electronic access will receive an e-mail next year containing the Internet address to use to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

The Company has established Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for its Principal Executive Officer and Senior Financial Officers. In addition, each committee of the Company’s

Board of Directors—Audit, Compensation and Nominating/Corporate Governance—acts under a written charter. All of these documents may be viewed online on the Company’s website at www.adp.com under “Governance” in the “About ADP” section, except for the Code of Business Conduct and Ethics and Code of Ethics for its Principal Executive Officer and Senior Financial Officers, which may be found under “Ethics” in the “About ADP” section. In addition, these documents are available in print to any stockholder who requests then by writing to Investor Relations at the Company’s headquarters.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

In accordance with notices previously sent to stockholders, the Company is delivering one annual report and Proxy Statement in one envelope addressed to all stockholders who share a single address unless they have notified the Company that they wish to “opt out” of the program known as “householding.” Householding is intended to reduce the Company’s printing and postage costs.

If you are a registered stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to ADP Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061 and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be “householded” until we notify you otherwise.

If you own Common Stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

MISCELLANEOUS

Stockholders who wish to communicate with the Board of Directors or the non-management directors, individually or as a group, may do so by sending a detailed letter to P.O. Box 34, Roseland, New Jersey 07068, leaving a message for a return call at 973-974-5770 or sending an email to adp_audit_committee@adp.com. Communications from stockholders will be relayed to the non-management director to which such communication is addressed, if applicable, or to the most appropriate committee chairperson, the Chairman of the Board or the full Board of Directors, unless, in any case, they are outside the scope of matters considered by the Board of Directors or duplicative of other communications previously forwarded to the Board of Directors. Communications to the Board of Directors, the non-management directors or to any individual director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the chairperson of the Audit Committee.

It is the Company’s policy that members of the Board of Directors attend the Annual Meetings of Stockholders. All of the current members of the Board of Directors that were elected at last year’s meeting attended the Company’s 2005 Annual Meeting of Stockholders.

For the Board of Directors

James B. Benson

Secretary

Roseland, New Jersey

September 27, 2006

APPENDIX A

AUTOMATIC DATA PROCESSING, INC.

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•	During the past five years, the Company has not employed the director, and has not employed (except in a non-officer capacity) any of his or her immediate family members.

•

During any twelve-month period within the past five years, neither the director nor any of his or her immediate family members has received more than $60,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).

•

During the past five years, the director has not been employed (or affiliated with) the Company’s present or former internal or external auditors, nor has any of his or her immediate family members been so employed or affiliated in a professional capacity.

•

During the past five years, neither the director, nor any of his or her immediate family members, has been employed by a company where an executive officer of the Company serves on such company’s compensation (or equivalent) committee.

•

The director does not (directly or indirectly as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to the Company or the Company’s present or former auditors.

•

During the past five years, the director has not been an employee or executive officer, nor has any of his or her immediate family members been an executive officer, of a company that makes payments to, or receives payments from, the Company of property or services in an amount which, in any fiscal year of such company, exceeds, 1% of such company’s consolidated gross revenues.

•	During the past five years, the director has not had a personal services contract with the Company, its chairman, chief executive officer or other executive officer, or any affiliate of the Company.

•

During the past five years, the director has not been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gave directly, or indirectly through the provision of services, more than $100,000 per annum or 1% of the total annual donations received (whichever is less).

•	The director does not, either directly or indirectly as a partner, shareholder or officer of another company, own more than 5% of the Company’s common stock.

A-1

APPENDIX B

AUTOMATIC DATA PROCESSING, INC.

AUDIT COMMITTEE CHARTER

I. Purpose

The primary functions of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (ii) the Company’s auditing, accounting and financial reporting processes generally; (iii) the Company’s financial statements and other financial information provided by the Company to its stockholders, the public and others; (iv) the Company’s compliance with legal and regulatory requirements; and (v) the performance of the Company’s Corporate Audit Department and independent auditors. Consistent with these functions, the Committee will encourage continuous improvement of, and foster adherence to, the Company’s policies, procedures and practices at all levels.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Management and the independent auditors.

II. Organization

The Audit Committee shall be comprised of three or more Directors as determined by the Board of Directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, the New York Stock Exchange and any other regulatory requirements. At least one Committee member shall be a designated “audit committee financial expert”. No committee member shall serve on the audit committees of more than three public companies (including the Company).

Committee members shall be elected by the Board at the annual organizational meeting of the Board of Directors on the recommendation of the Nominating/Corporate Governance Committee; members shall serve until their successors shall be duly elected and qualified. Notwithstanding the foregoing, if a member ceases to be “independent”, such person shall immediately resign as a Committee member. The Committee’s Chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

III. Meetings

The Audit Committee shall meet four times per year on a quarterly basis, or more frequently as circumstances require. The Committee shall require members of Management, the Corporate Audit Department, the independent auditors and others to attend meetings and to provide pertinent information, as necessary. As part of its job to foster open communications, the Committee shall meet in separate executive sessions during each of its four regularly scheduled meetings with Management, the head of the Corporate Audit Department and the Company’s independent auditors to discuss any matters that the Committee (or any of these groups) believes should be discussed privately.

IV. Responsibilities and Duties

The Audit Committee shall be responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attestation services for the Company (including resolution of any disagreements between Management and the independent auditors regarding financial reporting); such accounting firms shall report directly to the Committee. The Committee shall consult with Management but shall not delegate these responsibilities.

To fulfill its responsibilities and duties, the Audit Committee shall:

With respect to the independent auditors:

1.

Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between Management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.

2.

Have the sole authority to review in advance, and grant any appropriate pre-approvals of, (i) all auditing services to be provided by the independent auditors and (ii) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934, and in connection therewith to approve all fees and other terms of engagement. The Committee shall also review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act of 1934 with respect to non-audit services.

3.	Review the performance of the Company’s independent auditors on at least an annual basis.
4.

On an annual basis, review and discuss with the independent auditors all relationships the independent auditors have with the Company in order to evaluate the independent auditors’ continued independence. The Committee: (i) shall ensure that the independent auditors submit to the Committee on an annual basis a written statement (consistent with Independent Standards Board Standards No. 1) delineating all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) shall discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors; and (iii) shall satisfy itself as to the independent auditors’ independence.

5.

At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

6.

Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent auditors has not performed audit services for the Company for each of the five previous fiscal years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditors on a regular basis.

7.	Review all reports required to be submitted by the independent auditors to the Committee under Section 10A of the Securities Exchange Act of 1934.
8.	Review, based upon the recommendation of the independent auditors and the Corporate Audit Department, the scope and plan of the work to be done by the independent auditors for each fiscal year.

With respect to financial statements:

9.

Review and discuss with Management, the Corporate Audit Department and the independent auditors the Company’s quarterly financial statements (including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements) prior to submission to stockholders, any governmental body, any stock exchange or the public.

10.

Review and discuss with Management, the Corporate Audit Department and the independent auditors the Company’s annual audited financial statements (including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

11.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 as amended, relating to the conduct of the audit.

12.

Recommend to the Board of Directors, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

13.

Prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

Periodic and Annual Reviews:

14.

Periodically review separately with each of Management, the independent auditors and the Corporate Audit Department (i) any significant disagreement between Management and the independent auditors or the Corporate Audit Department in connection with the preparation of the financial statements, (ii) any difficulties encountered during the course of the audit (including any restrictions on the scope of work or access to required information), and (iii) Management’s response to each.

15.

Periodically discuss with the independent auditors, without Management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company’s financial statements.

16.

Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, Management or the Corporate Audit Department. Review with the independent auditors, Management and the Corporate Audit Department, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

17.

Review with Management, the independent auditors, the Corporate Audit Department and the Company’s counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or other regulatory authorities with relevant jurisdiction.

18.

Obtain and review an annual report from Management relating to the accounting principles used in preparation of the Company’s financial statements (including those policies for which Management is required to exercise discretion or judgments regarding the implementation thereof).

Discussions with Management:

19.

Review and discuss with Management the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies.

20.

Review and discuss with Management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

21.

Inquire about the application of the Company’s accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company’s provisions for future occurrences which may have a material impact on the financial statements of the Company.

22.

Review and discuss with Management (i) the Company’s major financial risk exposures and the steps Management has taken to monitor and control such exposures (including Management’s risk assessment and risk management policies), and (ii) the program that Management has established to monitor compliance with its code of business ethics and conduct for Directors, Officers and employees.

23.	Review and discuss with Management all disclosures made by the Company concerning any material changes in the financial condition or operations of the Company.
24.

Obtain explanations from Management for unusual variances in the Company’s annual financial statements from year to year, and review annually the independent auditors’ letter of the recommendations to Management and Management’s response.

With respect to the internal audit function and internal controls:

25.	Review, based upon the recommendation of the independent auditors and the head of the Corporate Audit Department, the scope and plan of the work to be done by the Corporate Audit Department.
26.	Review and approve the appointment and replacement of the head of the Corporate Audit Department, and review on an annual basis the performance of the Corporate Audit Department.
27.

In consultation with the independent auditors and the Corporate Audit Department, (a) review the adequacy of the Company’s internal control structure and system, and the procedures designed to insure compliance with laws and regulations, and (b) discuss the responsibilities, budget and staffing needs of the Corporate Audit Department.

28.

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

29.

Review (i) the internal control report prepared by Management, including Management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (ii) the independent auditors’ attestation and report, on the assessment made by Management, in each case, as and when required by Section 404 of the Sarbanes-Oxley Act of 2002.

30.

Review with Management and the independent auditors any reports or disclosure submitted by management to the Committee as contemplated by the Certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

Other:

31.	Review and approve all related-party transactions.
32.

Review and approve (i) any change or waiver in the Company’s code of business conduct and ethics for Directors or Executive Officers, and (ii) any disclosure made on Form 8-K regarding such change or waiver.

33.

The Committee shall be required to pre-approve the hiring of any employee or former employee of the independent auditors who was a member of the Company’s audit engagement team within the preceding two fiscal years. The Committee shall not approve the hiring of any individual for a financial reporting oversight role if such person is or was an employee of the independent auditor and was a member of the Company’s audit engagement team within the preceding two fiscal years unless: (A) (i) such individual is to be employed for a limited period of time due to an emergency or unusual situation and (ii) the Committee determines that the hiring of such individual is in the best interests of the Company’s shareholders; or (B) such individual becomes employed by the Company as a result of a business combination and the Committee was made aware of such individual’s prior relationship with the Company as a member of its audit engagement team.

34.	Review any Management decision to seek a second opinion from independent auditors other than the Company’s regular independent auditors with respect to any significant accounting issue.

35.	Review with Management and the independent auditors the sufficiency and quality of the Corporate Audit Department staff and other financial and accounting personnel of the Company.
36.	Review and reassess the adequacy of this Charter annually and recommend to the Board any changes the Committee deems appropriate.
37.	The Committee shall conduct an annual performance evaluation of itself.
38.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.
39.	This Charter will be made available on the Company’s Web site at “www.adp.com.”

V. Resources

The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Committee.

APPENDIX C

AUTOMATIC DATA PROCESSING, INC.

AMENDED AND RESTATED

EXECUTIVE INCENTIVE COMPENSATION PLAN

I.	Purpose

The purpose of the Automatic Data Processing, Inc. Executive Incentive Compensation Plan (the “Plan”) is to establish an incentive compensation program for certain executive employees of Automatic Data Processing, Inc. (the “Company”) and its subsidiaries and divisions who have significant responsibility for the success and growth of the Company and to assist in attracting, motivating and retaining key employees on a competitive basis. The Plan permits the Company to grant annual incentives and performance-based restricted stock awards (respectively “Bonus Awards” and “Performance-Based Restricted Stock Awards”) to certain executive employees who make substantial contributions to the Company and/or its subsidiaries and divisions, as determined by the Committee (as defined below).

The Plan was originally adopted on August 13, 2001. The Plan is hereby amended and restated in its entirety effective August 10, 2006 in connection with its submission to shareholders for reapproval.

II.	Definitions
“Award” means a Bonus Award or a Performance-Based Restricted Stock Award.
“Board” means the Board of Directors of the Company or the Executive Committee thereof.
“Bonus Award” has the meaning ascribed to it in Section I.
“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act if and as such Rule is in effect) and an “outside director” (within the meaning of Section 162(m) of the Code).

“Common Stock” means the common stock of the Company, par value $.10 per share.
“Company” has the meaning ascribed to it in Section I.
“Designated Beneficiary” has the meaning ascribed to it in Section XII.

“Effective Date” shall mean July 1, 2001, subject to approval by the Company’s shareholders in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Participant” has the meaning ascribed to it in Section III.
“Performance-Based Restricted Stock Award” has the meaning ascribed to it in Section I.
“Performance Criteria” has the meaning ascribed to it in Section V.A.2.

“Performance Period” means the period during which performance is measured to determine the level of attainment or vesting of an Award.

“Plan” has the meaning ascribed to it in Section I.

“Restricted Shares” means shares of restricted Common Stock granted to a Participant in accordance with Section VII.

“Restricted Stock Vesting Percentage” means the percentage of a Participant’s Target Restricted Stock Award which vests based upon the level of attainment of Performance Criteria.

“Target Restricted Stock Award” means number of Restricted Shares granted under the Plan to a Participant at the beginning of a Performance Period in the form of a Performance-Based Restricted Stock Award.

III.	Eligibility

Any executive employee of the Company or any of its subsidiaries or divisions is eligible to be selected to participate in the Plan. The Committee shall select in its sole discretion those persons from among such employees who shall participate in the Plan in respect of any Performance Period (“Participants”). No person shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration

A.     The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum Award which may be earned by each Participant, establish Performance Criteria for each Participant, calculate and determine each Participant’s level of attainment of such Performance Criteria, and calculate the Bonus Award and Restricted Stock Vesting Percentage for each Participant based upon such level of attainment. In addition to the authority otherwise prescribed in the Plan, the Committee shall have the authority in its sole discretion to prescribe such limitations, restrictions, and conditions upon, provisions for vesting and acceleration of, provisions prescribing the nature and amount of legal consideration to be received upon the grant of a Performance-Based Restricted Stock Award and all other terms and conditions of any Award as the Committee deems appropriate, provided that none of the foregoing conflicts with any of the express terms or limitations of the Plan.

B.     Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Section XV. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices. All actions taken and all interpretations and determinations made by the Committee (and by the Company’s executive officers in furtherance of such interpretations and determinations) shall be binding upon all affected persons.

C.     All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, or other persons to assist it in the discharge of its duties hereunder. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.

D.    Notwithstanding the foregoing or any other provision of the Plan, the Board may at any time or from time to time resolve to administer the Plan and in such case, references herein to the Committee shall mean the Board when so acting.

V. Performance Criteria and Section 162(m)

A.     Awards granted under the Plan are intended to qualify for the exception to Section 162(m) of the Code applicable to “performance-based compensation,” and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1.

No Bonus Award may be paid or Performance-Based Restricted Stock Award vest unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

2.

The performance goals to which the payment or vesting, as applicable, of an Award is subject must be based solely on objective performance criteria established by the Committee in accordance with this Section V

(“Performance Criteria”). Such Performance Criteria must be established by the Committee within the time limits required in order for the Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

3.	No Award may be paid or vested, as applicable, until the Committee has certified the level of attainment of the applicable Performance Criteria.

B.     Performance Criteria shall be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or of a subsidiary, division, department or function of the Company:

(i)	Earnings per share;
(ii)	Stock price;
(iii)	Shareholder return;
(iv)	Return on investment;
(v)	Return on capital;
(vi)	Earnings before interest, taxes, depreciation and amortization;
(vii)	Gross or net profits;
(viii)	Gross or net revenues;
(ix)	Net earnings or net income (before or after taxes);
(x)	Net operating profit (before or after taxes);
(xi)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

(xii)     Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(xiii)	Gross or operating margins;
(xiv)	Productivity ratios;
(xv)	Expense targets;
(xvi)	Margins;
(xvii)	Operating efficiency;

(xviii) Objective measures of customer satisfaction;

(xix)	Working capital targets;
(xx)	Measures of economic value added;
(xxi)	Sales;
(xxii)	Enterprise value;
(xxiii)	Client retention;
(xxiv)	Competitive market metrics;

(xxv)	Employee retention;
(xxvi)	Timely completion of new product rollouts; or

(xxvii) Any combination of the foregoing.

In computing any of the foregoing, unless determined otherwise by the Committee in respect of any particular Performance Criteria no later than the time that such Performance Criteria is established, there shall be excluded, to the extent applicable, the following:

(i)        all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board, as amended, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”;

(ii)      all items of gain, loss or expense related to restructuring charges of subsidiaries whose operations are not included in operating income for the Performance Period;

(iii)     all items of gain, loss or expense related to discontinued operations that do not qualify as a segment of a business as defined under Statements of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”; and

(iv)      any profit or loss attributable to the business operations of any entity acquired by either the Company or any consolidated subsidiary during the Performance Period.

C.     As to each Award, the Committee shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or vesting will occur, and a formula for determining the amount of any payment or vesting to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

D.     If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause an Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time Performance Criteria are established as to an Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

VI. Bonus Awards

A.     The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a target Bonus Award (and, if the Committee deems appropriate, a threshold Award) and Performance Criteria for each Participant selected by the Committee to receive a Bonus Award and communicate such Award levels and Performance Criteria to such Participant prior to or during the Performance Period for which such Bonus Award may be made. Bonus Awards will be earned by Participants based upon the level of attainment of the applicable Performance Criteria during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine and certify the level of attainment of the Performance Criteria for each applicable Participant and the Bonus Award to be made to each applicable Participant.

B.     Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period, unless payment is deferred at the election of a Participant pursuant to a deferred compensation arrangement maintained by the Company. Payment of Bonus Awards shall be made in the form of cash. Bonus Awards earned but not yet paid will not accrue interest.

C.     Notwithstanding the above, unless determined otherwise by the Committee, a Participant shall not be eligible to receive payment of his or her Bonus Award earned during a Performance Period unless the Participant is employed on the day such Bonus Award otherwise would be paid; provided that in the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary.

D.    Notwithstanding anything in the Plan to the contrary, the maximum amount of any single Bonus Award for any single Performance Period shall be $5,000,000.

VII. Performance-Based Restricted Stock Awards

A.     Subject to adjustment pursuant to Section VII.D, the number of shares of Common Stock that may be the subject of Performance-Based Restricted Stock Awards under this Plan is 3,500,000. Such shares may be treasury shares or shares of original issue or a combination of the foregoing. In the event that any Performance-Based Restricted Stock Award under the Plan expires, terminates or is canceled for any reason whatsoever without the Participant having received any benefit therefrom, the shares of Common Stock covered by such Performance-Based Restricted Stock Award shall again become available for future Performance-Based Restricted Stock Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” in the case of forfeited Restricted Shares by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture.

B.     Each Performance-Based Restricted Stock Award shall be comprised of that number of actual shares of restricted Common Stock equal to the Participant’s Target Restricted Stock Award and subject to the terms and conditions of this Plan. For each Participant granted a Performance-Based Restricted Stock Award, the Committee shall establish (i) the Performance Period, (ii) the Target Restricted Stock Award, (iii) the level of Performance Criteria used to determine the Restricted Stock Vesting Percentage and (iv) the level of the Restricted Stock Vesting Percentage determined by the attainment of the Performance Criteria. Each of these items, as well as any other terms and conditions of a Participant’s Performance-Based Restricted Stock Award, shall be described in detail in an agreement delivered to the Participant. Each Performance-Based Restricted Stock Award shall vest based upon the level of attainment of the applicable Performance Criteria during the Performance Period and the resulting Restricted Stock Vesting Percentage, as well as, if determined by the Committee, upon the continued employment of the Participant (subject to the terms and conditions of the Participant’s Award agreement). As soon as practicable after the end of each applicable Performance Period, the Committee shall determine the level of attainment of the Performance Criteria for each Participant, the associated Restricted Stock Vesting Percentage and the number of Restricted Shares, if any, as to which the restrictions thereon shall lapse at the end of the Performance Period if any other vesting conditions contained in the Participant’s Award agreement are satisfied.

The Committee may, in its discretion, require that Performance Criteria be attained as a condition of the grant of a Performance-Based Restricted Stock Award to a Participant. Such a Performance-Based Restricted Stock Award shall be subject to additional vesting conditions upon grant, which may include continued service and which need not include the attainment of additional Performance Criteria.

C.     If determined by the Committee and set forth in an Award agreement, a Participant shall be entitled to payment of dividends on the Restricted Shares comprising his Performance-Based Restricted Stock Award, whether or not such Restricted Shares have vested.

D.     If from time to time during the term of the Plan there is any share split, spin off, share dividend, share distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which a Participant is entitled by reason of his ownership of Restricted Shares shall be immediately subject to the terms of the Plan. If the Common Stock is converted into or exchanged for, or shareholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another corporation, or other property (including cash), pursuant to any merger of the Company or acquisition of its assets, then the rights of the Company under the Plan shall inure to the benefit of the Company’s successor and the Plan shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares. In the case of any such event, the Committee may, if and to the extent it deems appropriate, adjust the number and kind of shares which may be subject to Performance-Based Restricted Stock Awards as set forth in Section VII.A. and the maximum number of Restricted Shares that may be to any Participant in a single fiscal year set forth in Section VII.E. 2(iv).

E.     Performance-Based Restricted Stock Awards shall be granted only pursuant to an Award agreement, which shall be executed by the Participant and a duly authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan, including the following

1.	Price. The purchase price of Restricted Shares shall be determined by the Committee, in its sole discretion, and may be zero.
2.	Restrictions and Conditions

(i)                The Performance-Based Restricted Stock Awards shall be subject to Performance Criteria as a condition for the vesting of the Restricted Shares, as provided in the Award agreement. Prior to vesting, no Restricted Share may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant. Any Restricted Share as to which the applicable Performance Period has lapsed without becoming vested shall be forfeited and returned to the Company and treated in accordance with the third sentence of Section VII.A.

(ii)              Except as provided in clause (i), the Participant shall have, with respect to the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the shares of Common Stock and to receive any cash dividends.

(iii)             The Committee may, in its sole discretion, provide that Restricted Shares be held in escrow or trust pending delivery to the Participant upon vesting or delivery to the Company upon forfeiture. The escrow agent may be the Company, at the discretion of the Committee.

(iv)             Subject to adjustment pursuant to Section VII.D, the maximum number of Restricted Shares that may be granted to any Participant in a single fiscal year of the Company shall be 200,000.

F.     A Participant may make an election pursuant to Section 83(b) of the Code in respect of his or her Restricted Shares and, if he or she does so, he or she shall timely notify the Company of such election and send the Company a copy thereof. The Participant shall be solely responsible for properly and timely completing and filing any such election.

G.    Each certificate representing Restricted Shares shall bear an appropriate legend, as determined by the Company, until the lapse of all restrictions with respect to such Restricted Shares.

H.     The obligation of the Company to grant or sell Restricted Shares, and to honor the vesting conditions thereof, shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Performance-Based Restricted Stock Award to the contrary, the Company shall be under no obligation to grant or to sell and shall be prohibited from granting or selling any Restricted Shares unless such Restricted Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be granted or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Restricted Shares. If the Restricted Shares are granted or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such Restricted Shares and may legend the certificates representing such Restricted Shares in such manner as it deems advisable to ensure the availability of any such exemption.

VIII. Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

IX. Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

X. No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XI. Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other payroll taxes and income tax withholding required by law to be withheld with respect to such payments.

XII. Designation and Change of Beneficiary

Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive an Award a designation of one or more persons who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant (“Designated Beneficiary”). Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no Designated Beneficiary of a Participant is living at the time of the Participant’s death, or if the Participant has not designated a Designated Beneficiary, then the Participant’s Designated Beneficiary shall be his or her estate.

XIII. Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XIV. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XV. Termination or Amendment

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVI. Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVII. Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

XVIII. Severability

If any provision of the Plan or any award made hereunder is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

XIX. Headings

Headings are used herein solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

XX. Expiration Date

No award shall be made under the Plan after the tenth anniversary of the Effective Date; provided, however, that the Plan shall be resubmitted to the Company’s shareholders as necessary to ensure that Awards continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. As of the Effective Date, pursuant to Treasury Regulation §1.167-27(e)(4)(vi), the proviso to the preceding sentence requires the Plan to be resubmitted to the Company’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Plan. Effective August 10, 2006, the Plan is hereby amended and restated in its entirety, and shall be resubmitted to the Company’s shareholders at the shareholder meeting occurring on November 14, 2006, or any adjournments or postponements thereof. Thereafter, the Plan shall be resubmitted to the Company’s shareholders as described in the first two sentences of this Section XX.

As amended and restated by the Company pursuant

to action of the Board of Directors at a meeting

held on August 10, 2006.

By: /s/ James B. Benson

James B. Benson

Corporate Secretary

September 27, 2006

Dear Stockholder:

You are cordially invited to join us at the 2006 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year’s meeting will be held at the corporate offices of the Company at One ADP Boulevard, Roseland, New Jersey, on Tuesday, November 14, 2006, starting at 10:00 a.m. I hope you will be able to attend. At the meeting we will (i) elect directors, (ii) vote on the approval of the Company’s Amended and Restated Executive Incentive Compensation Plan and (iii) vote on the appointment of Deloitte & Touche LLP as the Company’s independent certified public accountants.

It is important that your shares be voted, whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, these shares will be voted in accordance with the recommendation of your directors.

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the meeting. This ticket will admit only the stockholder listed on the reverse side and is not transferable. If these shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders. I am looking forward to seeing you at the meeting.

Sincerely, /s/ Arthur F. Weinbach Arthur F. Weinbach Chairman

[ADP logo]

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposals (2) and (3) on the reverse side.

The undersigned hereby appoints Arthur F. Weinbach and Gary C. Butler, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2006 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held at the corporate offices of the Company, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY, on Tuesday, November 14, 2006 at 10:00 a.m., or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

If shares of Automatic Data Processing, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Automatic Data Processing, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.

[ADP Logo] AUTOMATIC DATA PROCESSING, INC. PROXY SERVICES P.O. BOX 9162 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Automatic Data Processing, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. All proxy cards must be received by the day before the cut-off date or the meeting date.

ADMISSION TICKET Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

AUTOMATIC DATA PROCESSING, INC.

The Board of Directors recommends a vote

FOR the proposals regarding:

(1) Election of Directors Nominees: 01) Gregory D. Brenneman 02) Leslie A. Brun 03) Gary C. Butler 04) Leon G. Cooperman 05) R. Glenn Hubbard	06) John P. Jones 07) Ann Dibble Jordan 08) Frederic V. Malek 09) Henry Taub 10) Arthur F. Weinbach	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below. ________________________

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark

“For All Except” and write the nominee’s number on the line above.

	For	Against	Abstain
(2) Approval of the Company’s Amended and Restated Executive Incentive Compensation Plan	☐	☐	☐

	For	Against	Abstain
(3) Appointment of Deloitte & Touche LLP	☐	☐	☐

The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

Please sign below exactly as the name(s) appear on your stock certificate (as indicated hereon).

If the shares are issued in the names of two or more persons, all such persons must sign the proxy.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	Yes ☐	No ☐

__________________________________	_____________	____________________	_____________
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date